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                                                                     Exhibit 2.1

                              ACQUISITION AGREEMENT

      THIS AGREEMENT, made this 10th day of May, 2000 by and among M.A. Hanna Company, a Delaware corporation having its principal place of business at 200 Public Square, Suite 36-5000, Cleveland, Ohio 44114 ("M.A. Hanna"); Cadillac Plastic Group, Inc., a Michigan corporation having its principal place of business at 2855 Coolidge Road, Suite 300, Troy, MI 48007 and a wholly-owned direct subsidiary of M.A. Hanna ("CPG"); Cadillac Plastic (Canada), Inc., a corporation formed and existing under the laws of the Province of Ontario having its principal place of business at 91 Kelfield St., Rexdale, Ontario M9W 5A4, Canada, and a wholly-owned direct subsidiary of CPG ("CP Canada"); R.A. Products, Inc., a Michigan corporation having its principal place of business at 2855 Coolidge Road, Suite 300, Troy, MI 48007 and a wholly-owned direct subsidiary of CPG ("R.A. Products") (CPG, CP Canada and R.A. Products being hereinafter referred to collectively as the "Sellers" and individually as a "Seller"); General Electric Company, a New York corporation, acting by and through its GE Plastics business unit, having its principal place of business at One Plastics Avenue, Pittsfield, Massachusetts 01201 ("GE"); and ABS Holding (Reg. No. 00156810), a company incorporated under the laws of England and Wales having its registered office at Old Hall Road, Sale, Cheshire M33 2HG, England and an indirect, wholly-owned subsidiary of GE ("ABS Holding") (GE and ABS Holding being hereinafter referred to collectively as the "Buyers" and individually as a "Buyer"),

                                   WITNESSETH:

      WHEREAS, through the Cadillac Companies, M.A. Hanna and Sellers are engaged in the business of promoting, marketing and distributing (purchasing for resale or facilitating sale) plastic engineered shapes and the fabrication and/or conversion of certain plastic products (which, for the avoidance of doubt, excludes compounding and mixing of polymers and related additives) worldwide (the "Business"), which Business shall not be deemed to include the business activities of (i) CPG's Richmond Aircraft Products Business, or (ii) the Rohm Joint Venture Companies; and

      WHEREAS, M.A. Hanna and Sellers desire to sell, and Buyers desire to purchase, the Business other than the Excluded Assets, and Buyers have agreed to assume the Assumed Liabilities, upon the terms and conditions set forth in this Agreement;

      NOW, THEREFORE, in consideration of the premises and of the mutual agreements set forth herein, the parties hereby act and agree as follows:

                             ARTICLE I - DEFINITIONS

      Section 1.01 Definitions. Capitalized terms used in this Agreement shall have the meanings specified in this Agreement or in Exhibit A attached hereto.


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                  ARTICLE II - PURCHASE AND SALE OF THE BUSINESS

      Section 2.01 The Assets. At the Closing, subject to and upon the terms and conditions of this Agreement, Buyers shall acquire, and Sellers shall put Buyers in possession of, either directly through the sale and transfer of Sellers' Assets, or indirectly through the sale and transfer of the Transferred Stock, all of the property and assets of the Business including, without limitation, the following:

      (a) The land, with any buildings and other improvements thereon, located at 26580 West Eight Mile Road, Southfield, Michigan 48034, all easements benefiting the land, and all appurtenances (the "Real Property"), as further described in Part 2.01(a) of the Asset Schedule attached hereto as Exhibit B (the "Asset Schedule");

      (b) All interests of the Business, and all associated rights, under all leases and/or tenancies for premises used in the conduct of the Business, including those listed in Part 2.01(b) of the Asset Schedule and any such leases and/or tenancies entered into in the ordinary course of business of the Business and with the consent of GE (such consent not to be unreasonably withheld) from the date hereof to the Closing Date (collectively, the "Real Property Leases");

      (c) All manufacturing equipment, fixtures, supplies, furniture, leasehold improvements, computer equipment, office equipment and vehicles, and any supplies and replacement parts for the foregoing whether located on the Real Property, on any of the leased premises or elsewhere, including those listed in
Part 2.01(c) of the Asset Schedule and any such items that are acquired in the ordinary course of business of the Business and in accordance with the terms of this Agreement from the date hereof to the Closing Date (collectively, the "Fixed Assets");

      (d) All inventories of the Business, including raw materials, work-in-process, finished goods and inventory on consignment to third parties (collectively, the "Inventory");

      (e) All accounts and third party notes receivable of the Business, and any intercompany notes receivable from M.A. Hanna or any of its Affiliates representing sums owed in respect of goods or services, including those listed in Part 2.01(e) of the Asset Schedule and any such items that are acquired in the ordinary course of business of the Business and in accordance with the terms of this Agreement from the date hereof to the Closing Date (collectively, the "Accounts Receivable");

      (f) All Intellectual Property that is owned by any of the Cadillac Companies, or owned by M.A. Hanna and used by any of the Cadillac Companies in the Business, including, without limitation, (i) subject to the terms of the Cadillac Name Licenses, all rights to the use of the name "Cadillac," and any designs or logos associated therewith, any variation thereof and the goodwill related thereto, (ii) all rights to the use of the other registered and unregistered trademarks and trade names now or formerly used in connection with the Business including, without limitation, the marks and names listed in Part 2.01(f) of the Asset Schedule and any designs or logos associated therewith, any variation thereof and the goodwill related thereto, and (iii) subject to the terms of the Richmond Aircraft Products Transition Agreement, all software and systems including any related leases and licenses, all as currently in existence or

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acquired in the ordinary course of business of the Business and in accordance with the terms of this Agreement from the date hereof to the Closing Date (collectively, the "Cadillac Intellectual Property");

      (g) All claims and rights against third parties relating to the Assets or the Business other than those listed in Part 2.02(i) of the Asset Schedule, including, without limitation, any rights under manufacturers' and vendors' warranties, and rights with respect to future Tax abatements or similar payments for past periods relating to the Real Property;

      (h) All rights and privileges of Sellers under and pursuant to contracts and agreements entered into in connection with the Business including, without limitation, those listed in Part 2.01(h) of the Asset Schedule and any such contracts and agreements entered into in the ordinary course of business of the Business and in accordance with the terms of this Agreement from the date hereof to the Closing Date (collectively, the "Contracts");

      (i) All rights and privileges of the Cadillac Companies under and pursuant to all Permits used in or necessary to the conduct of the Business, including, without limitation, those listed in Part 2.01(i) of the Asset Schedule;

      (j) All of the following used in or necessary to the conduct of the Business as currently conducted and, to the extent they are available, as conducted during the last three (3) years: customer lists, supplier lists, telephone numbers, product literature, advertising and promotional materials, price and product lists and software relating to any of the foregoing;

      (k) Subject to Section 7.03(e) hereof, all business records, sales records and files, papers and correspondence relating to the Business and owned by any of the Cadillac Companies, whether stored in hardcopy or electronic format and whether located on premises controlled by M.A. Hanna, any of the Cadillac Companies or any of their auditors, agents or advisors;

      (l) All of the issued shares in the capital of (1) Cadillac Plastic Limited (Reg. No. 1649342), a company incorporated under the laws of England and Wales having its registered office at Rivermead Drive, Westlea, Swindon, Wiltshire 5N5 7YT, England, and a wholly-owned direct subsidiary of CPG ("CP Limited"), and (2) Cadillac Plastics Pacific Group Pty. Limited (ACN 000 088
068), a company incorporated under the laws of New South Wales having its registered office at Cnr. Silverwater Rd. and Fariola Street, Silverwater NSW 2128, and a wholly-owned direct subsidiary of CPG ("Cadillac Pacific"), including any Nominee Shares in such companies (such issued shares being collectively referred to as the "Transferred Stock");

      (m) The goodwill of the Business; and

      (n) All other tangible and intangible assets of the Business not referred to in clauses (a) through (m) above, other than the Excluded Assets.

      The rights and items of property referred to in clauses (a) through (n) above are hereinafter collectively referred to as the "Assets."

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      Section 2.02 Excluded Assets. Notwithstanding the foregoing, the following assets of Sellers (the "Excluded Assets") are hereby excluded from the assets to be sold and transferred pursuant to this Agreement:

      (a) The land, with any buildings and other improvements thereon, located on Haystack Road, Wesley Chapel, Florida;

      (b) The land, with any buildings and other improvements thereon, located at 2554 Needmore Road, Dayton, Ohio 45414;

      (c) All cash, certificates of deposit, other cash equivalents and marketable securities;

      (d) Subject to Section 7.03(e) hereof, any books or records (i) relating to Sellers' Tax matters (other than property, excise or similar Taxes relating to the Assets and that constitute Assumed Liabilities), or (ii) relating to Sellers' employees and that Sellers' are prohibited from transferring, at the expiration or termination of the Transition Agreement, under Applicable Law;

      (e) All assets, properties and rights of every nature, kind or description, tangible or intangible (including goodwill), whether real, personal or mixed, whether accrued, contingent or otherwise and whether or not existing or hereinafter acquired relating to or used or held by Sellers for use exclusively in the Richmond Aircraft Products Business;

      (f) Any ownership interest in the Rohm Joint Venture Companies or in the issued and outstanding equity interests in the Rohm Joint Venture Companies;

      (g) Any ownership interest in CP Canada, L.E. Carpenter & Company, M.A. Hanna International Financial Services Co., and R.A. Products or in the issued and outstanding capital stock of such companies;

      (h) Any minute books, stock record books and similar corporate records of Sellers; and

      (i) The claims and rights set forth in Part 2.02(i) of the Asset Schedule.

      The Excluded Assets shall also include:

      (x) Any asset sold or otherwise disposed of (or, in the case of Accounts Receivable, collected) by any of the Cadillac Companies in the ordinary course of business and in accordance with the terms of this Agreement during the period from the date of this Agreement until the Closing Date; and

      (y) Any ownership interest in (1) ACN 008 671 510 Pty Limited (ACN 008 671
510) (In Liq) (formerly known as Cadillac Plastics (W.A.) Limited), and (2) Cadillac Plastics India Private Limited ("Cadillac India"), or in the issued shares in the capital of such companies; which are currently held by Cadillac Pacific.

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                            ARTICLE III - LIABILITIES

        Section 3.01 Assumption of Sellers' Liabilities. At the Closing, Buyers shall assume and agree to pay, honor and discharge when due all of the following liabilities of Sellers, as duly incurred in the ordinary course of business of the Business consistent with past practice and in accordance with this Agreement and reflected in the Closing Balance Sheet (the "Assumed Liabilities"):

        (a) All trade accounts payable, including bank drafts outstanding relating to trade accounts payable;

        (b) Any and all liabilities and obligations arising at or after the Closing under the Real Property Leases (except those arising from any environmental conditions, to the extent existing at or prior to the Closing Date, and except those relating to any failure to apply for approval from any applicable Governmental Authority) and the Contracts;

      (c) Any and all obligations payable at or after the Closing under written warranties for products sold on or prior to the Closing Date; and

(d) The liabilities recorded in the accounts identified as accepted by GE in Part (D) of Exhibit C attached hereto, but only if, and to the extent, that, with respect to each such liability, such liability is reflected in the correct account of the relevant Seller and stated at an amount determined in accordance with Applicable GAAP.

      Section 3.02 Excluded Liabilities. Notwithstanding anything to the contrary set forth in this Agreement or in any Transaction Document, Buyers shall not assume any liability, obligation or commitment of Sellers that is not enumerated in Section 3.01. Without limiting the generality of the foregoing, Buyers shall not assume any liability, obligation or commitment of Sellers (i) owed to M.A. Hanna or any of its non-Cadillac Affiliates; (ii) for Taxes of any kind, or related penalties or interest relating to any period ending at or prior to the Closing Date, other than Taxes assumed by Buyers pursuant to Section 3.01(d) hereof, (iii) for Indebtedness for Money Borrowed, (iv) for any remediation or corrective measures, or for any settlement, claim, suit, investigation, action or proceeding, required by or arising from any fact or circumstance (including, without limitation any condition relating to human health, safety or the environment) to the extent that such fact or circumstance was in existence at or prior to the Closing Date including, without limitation, the pending Superfund actions, (v) arising from or in connection with any of the Excluded Assets, (vi) owed, or claimed to be owed, to any employee of Sellers arising from any period ending at or prior to the Closing Date or arising from the termination of any such employee, including severance pay, sales incentives or bonuses, amounts payable under any sales fulfillment incentive plan or agreement, and pension and related benefits, other than any such liabilities or obligations assumed by Buyers pursuant to Section 3.01(d) hereof, (vii) arising from products manufactured, sold or distributed at any time prior to the Closing Date, other than obligations under written warranties, (viii) arising from or in connection with any Asset existing on the date hereof which is not specifically reflected in the November Balance Sheet or disclosed in the Asset Schedule or the Disclosure Schedule, other than Assets acquired in the ordinary course of business of the Business since the Balance Sheet Date, or (ix) arising from or in connection with any Asset acquired or created after the date hereof in violation of the terms of this Agreement.

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        Section 3.03 Liabilities of the Stock Companies. It is understood and agreed that all liabilities and obligations of the Stock Companies existing at Closing, or arising thereafter from events or circumstances occurring or existing prior to Closing, shall continue to be liabilities of such companies after Closing. However, the parties intend that financial responsibility for such liabilities shall be allocated between Buyers, on the one hand, and Sellers and M.A. Hanna, on the other hand, in substantially the same manner as is set forth in this Article with respect to the liabilities and obligations of Sellers. Therefore, M.A. Hanna and Sellers shall indemnify Buyers, the Stock Companies and the other indemnified parties from, and hold them harmless against, the Pre-Closing Liabilities as and to the extent set forth in Section
8.02 hereof.

              ARTICLE IV - THE CLOSING; PAYMENT OF THE PURCHASE PRICE

      Section 4.01 The Closing. (a) The Closing shall take place at 10:00 a.m., local time, on the fifteenth (15th) day following completion or waiver of all conditions to Closing specified herein, at the offices of Jones, Day, Reavis & Pogue, 901 Lakeside Avenue, Cleveland, Ohio 44114 or at such other time or place as shall be agreed upon in writing by the parties hereto.

      (b) At the Closing, subject to and upon the terms and conditions of this Agreement, Buyers, M.A. Hanna and Sellers shall effect the transfer of Sellers' Assets, the assumption of the Assumed Liabilities, and the consummation of the other transactions contemplated herein, by executing and delivering the Transaction Documents. Notwithstanding the foregoing, any Contracts or other Assets required to be retained by M.A. Hanna or Sellers in order to perform any obligations under the Transition Agreement shall be retained until they are no longer needed for that purpose, and then transferred to Buyers. In consideration thereof, and subject to adjustment as provided in Sections 4.02 and 4.03, (a) GE shall pay or cause to be paid to Sellers an aggregate of One Hundred Seven Million U.S. Dollars ($107,000,000) in cash (the "Purchase Price"), which shall be paid to M.A. Hanna and Sellers at Closing in immediately available funds by wire transfer in such amounts, and to such accounts, as Sellers shall specify to GE in writing no less than three (3) Business Days prior to the Closing, provided that the allocation specified by Sellers shall not conflict with the allocation of the Tax Purchase Price specified in Section 4.04 hereof.

      (c) Simultaneously with the Closing, Sellers shall deliver to Buyers physical possession of all tangible Sellers' Assets, including the original share certificates representing the Transferred Stock. At that time, M.A. Hanna and Sellers shall also deliver to Buyers legal and beneficial title to all of the other Nominee Shares not included in the Transferred Stocks, and physical possession of the original share certificates representing such shares. The Transaction Documents effecting the sale and transfer of Sellers' Assets to Buyers shall provide for (i) the issued shares of CP Limited to be sold and transferred to ABS Holding, (ii) the Assets described in the Canadian Acquisition Agreement to be sold and transferred to, and the Assumed Liabilities described therein to be assumed by, General Electric Canada Inc., and (iii) all of the remaining Sellers' Assets, including the issued shares of Cadillac Pacific, to be sold and transferred to, and all of the remaining Assumed Liabilities to be assumed by, GE, with such changes, if any, as the parties may agree in writing prior to the Closing.

      (d) At the Closing, M.A. Hanna and Sellers shall deliver the resignations of all of the Directors of the Stock Companies, effective upon Closing, and the common seals of such

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corporations, if any. Following the Closing, M.A. Hanna and Sellers shall cooperate with Buyers to the extent necessary to carry out the transfer of the Transferred Stock and the other Nominee Shares not included in the Transferred Stock.

      Section 4.02 Initial Purchase Price Adjustment. (a) On a date which is no more than ten (10) days prior to the expected Closing Date, the parties shall confer in good faith to determine the Estimated Net Worth. In making such determination, the parties shall use the most recent available month-end balance sheet of the Business as one reference point, but shall also consider the results of the pre-Closing asset verification described in Section 4.02(e), if any, and such other data and information as they shall reasonably deem to be relevant and reliable. The parties agree to use their reasonable best efforts to identify and deal with all items of adjustment in connection with the determination of the Estimated Net Worth.

      (b) The Estimated Net Worth shall be set forth in a pro forma closing balance sheet in the same form as the November Balance Sheet, with appropriate estimated changes to individual line items as the parties shall agree (the "Estimated Closing Balance Sheet"), which shall be executed by GE and M.A. Hanna.

      (c) The Estimated Closing Balance Sheet will be prepared in accordance with Applicable GAAP consistent with past practice and the accounting principles and procedures set forth in Part (A) of Exhibit C attached hereto, except that such Estimated Closing Balance Sheet shall also reflect, as of the Closing Date, pro forma adjustments of the types described in Part (B) of such Exhibit C, made on the same basis as the pro forma adjustments reflected in the November Balance Sheet. For purposes of determining any Purchase Price adjustment, (i) the reserves for bad debt and obsolete/slow moving Inventory appearing on the Estimated Closing Balance Sheet shall be Two Million Seven Hundred Thirteen Thousand Eight Hundred Sixty-Five U.S. Dollars ($2,713,865) and One Million Three Hundred Eighty-Four Thousand Four Hundred Twenty-Four U.S. Dollars ($1,384,424), respectively (that is, the same as those appearing on the February Balance Sheet), (ii) any Inventory or Accounts Receivable written off against reserves or any additions to reserves charged through the income statement of the Business after February 29, 2000 will be reversed back to Inventory or Accounts Receivable for the purposes of the Estimated Closing Balance Sheet, and
(iii) Inventory and Accounts Receivable which were reflected on the November Balance Sheet shall not be written-up in value, and Inventory and Accounts Receivable acquired after the November Balance Sheet shall be valued in a manner consistent with similar assets appearing on the November Balance Sheet. The assets of the Business as shown on the Estimated Closing Balance Sheet shall not include the Excluded Assets, and the liabilities shown thereon shall not include the Excluded Liabilities or the Pre-Closing Liabilities.

      (d) (i) If the Estimated Net Worth exceeds the Initial Net Worth by Two Hundred Fifty Thousand U.S. Dollars ($250,000) or more, then the Purchase Price shall be increased by an amount equal to the difference between the Estimated Net Worth and the Initial Net Worth; provided that the maximum amount of such increase in the Purchase Price shall not exceed Three Million U.S. Dollars ($3,000,000).

      (ii) If the Initial Net Worth exceeds the Estimated Net Worth by Two Hundred Fifty Thousand U.S. Dollars ($250,000) or more, then the Purchase Price shall be reduced by an amount equal to the difference between the Initial Net Worth and the Estimated Net Worth.

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      (iii) If the Estimated Net Worth is within Two Hundred Fifty Thousand U.S.
Dollars ($250,000) of the Initial Net Worth, no adjustment shall be made to the Purchase Price pursuant to this Section 4.02.

      (e) In connection with the preparation of the Estimated Closing Balance Sheet, at Buyers' option, M.A. Hanna shall cause the Cadillac Companies to conduct a physical inventory of the inventory of the Business at such locations as Buyers may specify. Such inventory shall be taken as of a date or dates agreed to by the parties prior to the Closing Date, and shall be conducted in accordance with the rules and procedures set forth in Part (C) of Exhibit C attached hereto. Buyers and their auditors and representatives will have the right to observe and participate in all aspects of any such physical inventories.

      Section 4.03 Final Purchase Price Adjustment. (a) The Purchase Price shall be finally determined in accordance with this Section 4.03.

      (b) Within sixty (60) days after the Closing Date, Buyers shall, at their sole cost and expense, cause KPMG LLP and its Affiliates to conduct a review and audit of the books and records of the Business as at the Closing Date for purposes of verifying the assets and liabilities of the Business and determining the Final Net Worth. The Final Net Worth shall be set forth in a pro forma balance sheet (the "Closing Balance Sheet"), which shall be prepared in accordance with Applicable GAAP consistent with past practice and the accounting principles and procedures set forth in Part (A) of Exhibit C attached hereto, except that such Closing Balance Sheet shall also reflect, as of the Closing Date, pro forma adjustments of the types described in Part (B) of such Exhibit C, made on the same basis as the pro forma adjustments reflected in the November Balance Sheet and the Estimated Closing Balance Sheet. For purposes of determining any Purchase Price adjustment, (i) the reserves for bad debt and obsolete/slow moving Inventory appearing on the Estimated Closing Balance Sheet shall be Two Million Seven Hundred Thirteen Thousand Eight Hundred Sixty-Five U.S. Dollars ($2,713,865) and One Million Three Hundred Eighty-Four Thousand Four Hundred Twenty-Four U.S. Dollars ($1,384,424), respectively (that is, the same as those appearing on the February Balance Sheet), (ii) any Inventory or Accounts Receivable written off against reserves or any additions to reserves charged through the income statement of the Business after February 29, 2000 will be reversed back to Inventory or Accounts Receivable for the purposes of the Closing Balance Sheet, and (iii) Inventory and Accounts Receivable which were reflected on the November Balance Sheet shall not be written-up in value, and Inventory and Accounts Receivable acquired after the November Balance Sheet shall be valued in a manner consistent with similar assets appearing on the November Balance Sheet. The assets of the Business as shown on the Estimated Closing Balance Sheet shall not include the Excluded Assets, and the liabilities shown thereon shall not include the Excluded Liabilities or the Pre-Closing Liabilities. If, in connection with the preparation of the Closing Balance Sheet, it is determined and agreed by both Sellers and Buyers that any liabilities of any Cadillac Company classified as Other Liabilities, as set forth in Part (D) of Exhibit C, were booked into an incorrect account on the November Balance Sheet, on or before the date of the Closing Balance Sheet is finalized, the November Balance Sheet shall be revised to reflect the correct booking of such liability as of the date of the November Balance Sheet, and the Initial Net Worth shall be increased or decreased, as the case may be, for the amount of any such misclassified liability for which an adjustment was made in the November Balance Sheet. The net cumulative adjustment allowed to the November Balance Sheet as a result of these

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adjustments will be limited to $500,000. Buyers shall deliver the Closing
Balance Sheet and the determination of the Final Net Worth to M.A. Hanna. All of the parties, and their accountants and representatives, shall be entitled to meet with the KPMG audit team, and with those members of management of the Business who are then employees of any of the parties, to discuss the methods and results of the audit and the calculation of the Final Net Worth. In its engagement with KPMG, GE shall require KPMG to give M.A. Hanna, Sellers and their accountants and representatives access to KPMG's workpapers generated in the course of such engagement, provided that such parties shall first execute and deliver such standard form of indemnification agreement as KPMG shall require.

      (c) Unless M.A. Hanna gives GE a notice of objection to the Closing Balance Sheet and/or the calculation of the Final Net Worth within sixty (60) days after receiving the Closing Balance Sheet (the "Objection Period"), which notice shall specify in reasonable detail each specific objection of M.A. Hanna and its proposal for the correct Final Net Worth , then the Closing Balance Sheet and the calculation of the Final Net Worth delivered by Buyers shall be final, conclusive and binding on the parties to this Agreement.

      (d) (i) If M.A. Hanna delivers a notice of objection within the Objection Period, M.A. Hanna, Sellers and Buyers shall use reasonable efforts to resolve all disputes regarding the objections of M.A. Hanna set forth in the notice of objection. If the parties are not able to resolve all such disputes within fourteen (14) days after delivery by M.A. Hanna of the notice of objection, the remaining disputed items shall be submitted for final resolution to the New York City office of Arthur Andersen, independent certified public accountants (the "Independent Accountants"). If such firm is unwilling or unable to act in such capacity, the Independent Accountants shall be the New York City office of Deloitte & Touche LLP, independent certified public accountants. If both of such firms are unable or unwilling to act in such capacity, the Independent Accountants shall be the New York City office of Ernst & Young, LLP, independent certified public accountants. If none of such firms is able and willing to act in such capacity, the Independent Accountants shall be such other public accounting firm of international reputation as shall be selected by agreement of GE and M.A. Hanna within ten (10) days after it is known that none of the firms named above shall serve.

      (ii) The Independent Accountants shall give the parties and their representatives an opportunity to present their positions as to the disputed items, in writing and by oral presentation, during the ten (10) day period beginning when the Independent Accountants accept their selection (the "Presentation Period"). No ex parte communication with the Independent Accountants will be permitted. Within thirty (30) days after (i) the parties have finished presenting their positions, or (ii) the expiration of the Presentation Period, whichever occurs first, the Independent Accountants shall deliver a written report resolving all disputed items, setting forth the basis for such resolution, and setting out the resulting final calculation of the Final Net Worth. For each disputed item, the resolution reached by the Independent Accountants shall be either (i) the position taken by GE or M.A. Hanna, or (ii) a figure between the respective positions taken by the GE and M.A. Hanna. In the absence of manifest arithmetic error or fraud, the resolution of the Independent Accountants, and their calculation of the Final Net Worth shall be final, conclusive and binding upon the parties to this Agreement. Notwithstanding anything in this Agreement to the contrary, the scope of the Independent Accountants' review of any dispute regarding the Closing Balance Sheet and/or the calculation of Final Net Worth pursuant to this Section 4.03 shall be limited solely to the resolution of the

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objections of M.A. Hanna set forth in the notice of objection, and GE shall have no right to change, revise or otherwise modify the Closing Balance Sheet or its calculation of the Final Net Worth except as agreed to in writing by M.A. Hanna or as required by the Independent Accountants.

      (iii) If the Final Net Worth as determined by the Independent Accountants is closer to the Final Net Worth advocated by M.A. Hanna, giving effect to all of its disputed items, than it is to the Final Net Worth as determined by KPMG, then Buyers shall pay the fees, costs and expenses of the Independent Accountants for services rendered pursuant to this Section 4.03. Otherwise, such fees, costs and expenses shall be paid by M.A. Hanna or Sellers.

      (e) (i) If the Final Net Worth (as finally determined pursuant to this
Section 4.03) is within Two Hundred Fifty Thousand U.S. Dollars ($250,000) of the Initial Net Worth, then the final Purchase Price for the Business shall be the Purchase Price as it was established prior to any adjustment made pursuant to Section 4.02 (the "Original Purchase Price").

      (ii) If the Final Net Worth (as finally determined pursuant to this Section 4.03) exceeds the Initial Net Worth by more than Two Hundred Fifty Thousand U.S. Dollars ($250,000), then the final Purchase Price for the Business shall be the Original Purchase Price plus the difference between the Final Net Worth and the Initial Net Worth, provided that the final Purchase Price shall in no event exceed the Original Purchase Price by more then Three Million U.S. Dollars ($3,000,000).

      (iii) If the Initial Net Worth exceeds the Final Net Worth (as finally determined pursuant to this Section 4.03) by more than Two Hundred Fifty Thousand U.S. Dollars ($250,000), then the final Purchase Price for the Business shall be the Original Purchase Price less the difference between the Final Net Worth and the Initial Net Worth.

      (f) (i) If the Purchase Price paid at Closing exceeds the final Purchase Price determined under Section 4.03(e), then, subject to Section 10.12 hereof, M.A. Hanna shall pay (or cause Sellers to pay) the amount of such excess to Buyers.

      (ii) If the final Purchase Price determined under Section 4.03(e) exceeds the Purchase Price paid at Closing, then, subject to Section 10.12 hereof, GE shall pay the amount of such excess to Sellers.

      (iii) Any amount required to be paid under this Section 4.03 shall be paid, without interest, in immediately available funds by wire transfer to such account or accounts as the recipient or recipients shall specify to the payor in writing. Any such payment shall be made within ten (10) days after the final determination of the Final Net Worth or, if later, within three (3) Business Days after receipt of the requisite wiring instructions.

      Section 4.04 Allocation of the Tax Purchase Price. The allocation of the Tax Purchase Price among the Assets is set forth in Exhibit K attached hereto. In the event of any material change in (i) the value of any of the Assets, or
(ii) other relevant circumstances, occurring prior to the Closing Date, the parties shall produce and agree upon a revised allocation which reflects such change. The parties hereby agree that the attached allocation constitutes, or, when produced and approved, such revised allocation shall constitute, the full allocation of the

Tax Purchase Price among the Assets. Each of the parties hereto agrees that it shall not, and shall not permit any of its Affiliates to, file any form or Tax Return, or take any other action, which is inconsistent with such allocation, and shall file any Tax Return which is required under Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), reflecting such agreed-upon allocation of the Tax Purchase Price.

      Section 4.05 Asset Integrity. (a) Notwithstanding anything to the contrary set out in this Agreement or in any Transaction Document, in no event shall (i) any representation or warranty of M.A. Hanna or Sellers set out in this Agreement or in any Transaction Document constitute, or be construed as, a representation or warranty regarding the value and/or collectability of any Accounts Receivable or the value and/or saleability of any Inventory, (ii) any liability, obligation or reserve relating to the value and/or collectability of any Accounts Receivable or the value and/or saleability of any Inventory constitute, or be construed as, an Excluded Liability, (iii) any adjustment to the Purchase Price pursuant to Sections 4.02 or 4.03 hereof be proposed or made based, in whole or in part, on the value and/or collectability of any Accounts Receivable or the value and/or saleability of any Inventory, or (iv) M.A. Hanna or Sellers have any obligation, responsibility or liability to Buyers, the Stock Companies or their respective officers, directors, employees, stockholders, agents and representatives for any Loss suffered or incurred by all or any of them based upon, arising out of, or resulting from the value and/or collectability of any Accounts Receivable or the value and/or saleability of any Inventory.

      (b) Buyers shall not, directly or indirectly, (i) assert any claim or demand, under Section 8.02 or otherwise, (ii) commence, institute or cause to be commenced or instituted, any proceeding of any kind against M.A. Hanna, Sellers or any other Cadillac Company, or (iii) seek any adjustment to the Purchase Price pursuant to Sections 4.02 or 4.03 hereof, based upon the value and/or collectability of any Accounts Receivable or the value and/or saleability of any Inventory.

      (c) Buyers shall not, directly or indirectly, (i) assert any claim or demand, under Section 8.02 or otherwise, (ii) commence, institute, or cause to be commenced or instituted, any proceeding of any kind against MA Hanna, Sellers or any other Cadillac Company, or (iii) seek any adjustment to the Purchase Price pursuant to Sections 4.02 or 4.03 hereof, based upon a claim that any asset of the Business, other than Inventory or Accounts Receivable, has an actual value less than its book value on the books of the Cadillac Companies at the Closing Date, or that any countervailing reserve should be greater, provided, in each case, that (x) if the asset in question was owned by Sellers at the Balance Sheet Date, its book value was not subsequently increased above that reflected in the November Balance Sheet, nor any countervailing reserve reduced below the amount reflected in the November Balance Sheet, except in the ordinary course of business and consistent with past practice, (y) if the asset in question was owned by any of the Stock Companies at December 31, 1999, its book value was not subsequently increased above that reflected in the 1999 Financial Statements, nor any countervailing reserve reduced below the amount reflected in the 1999 Financial Statements, except in the ordinary course of business and consistent with past practice, and (z) if the asset in question was not reflected in the November Balance Sheet or the 1999 Financial Statements, it was valued on the books of the Business at Closing, and any countervailing reserve was established, in a manner consistent with similar assets and reserves appearing on the November Balance Sheet and the 1999 Financial Statements, and provided, further, that the Cadillac Companies shall in any event continue to depreciate and/or amortize the value of plant, equipment and other fixed Assets through the Closing Date in the ordinary course of business and consistent with past practice.

      (d) The provisions of this Section 4.05 shall not apply to claims for lost or missing assets of the Business.

      Section 4.06 DSP Adjustment. If DSP for the Business as of the Closing Date is greater than fifty-seven (57) days, then, notwithstanding anything in this Agreement to the contrary, M.A. Hanna or Sellers shall pay to Buyers the DSP Amount within ten days after the determination of the Final Net Worth pursuant to Section 4.03 hereof. If DSP for the Business as of the Closing Date is fifty-seven (57) days or less, then no DSP Amount shall be payable by M.A. Hanna or Sellers.

      "DSP Amount" shall mean the amount by which the aggregate amount of trade accounts payable of the Business (including bank drafts outstanding) as of the Closing Date (as reflected in the Closing Balance Sheet) exceeds what the aggregate dollar amount of trade accounts payable of the Business (including bank drafts outstanding) as of the Closing Date would be if the DSP equaled fifty-seven (57) days. DSP shall be determined using the methodology set forth in Exhibit G attached hereto.

                    ARTICLE V - REPRESENTATIONS AND WARRANTIES

      Section 5.01 Representations and Warranties of M.A. Hanna and Sellers. M.A. Hanna and Sellers jointly and severally represent and warrant to Buyers as set forth in Sections 1 and 2 of Exhibit D (the "Representations Exhibit"), which is hereby incorporated into this Agreement.

      Section 5.02 Representations and Warranties of Buyers. Buyers jointly and severally represent and warrant to M.A. Hanna and Sellers as set forth in
Section 3 of the Representations Exhibit.

                   ARTICLE VI - CONDITIONS PRECEDENT TO CLOSING

      Section 6.01 Conditions Precedent to Closing by Buyers. The obligation of Buyers to purchase the Assets is subject to the fulfillment, in all material respects, or waiver by Buyers, in their sole discretion, of the conditions set forth in this Section 6.01 at or prior to the Closing.

      (a) All of the agreements and covenants contained in this Agreement that are to be complied with, satisfied and performed by M.A. Hanna and Sellers on or before the Closing Date, including, without limitation, those set forth in
Section 7.01, shall, in all material respects, have been complied with, satisfied and performed. For purposes of this Section 6.01(a), provided that M.A. Hanna and Sellers comply with, satisfy and perform all of the agreements and covenants contained in this Agreement regarding the operation of the Business that are to be complied with, satisfied or performed by them on or before the Closing Date, the fact that a change nevertheless occurs in the level or terms of business carried on with any supplier of the Business after the date of this Agreement shall not be deemed to constitute a breach or non-fulfillment of any such agreement or covenant.

      (b) All of the representations and warranties made by M.A. Hanna and Sellers in this Agreement shall be true and correct in all material respects both on and as of the date of this Agreement and on and as of the Closing Date. It is understood and agreed that all of the representations and warranties contained in Sections 1 and 2 of the Representations Exhibit and in the Employee Matters Exhibit that are not expressly limited to some other date shall be deemed to state the facts contained therein as they existed both as of the date of this Agreement and as of the Closing Date. For purposes of this Section 6.01(b), provided that M.A. Hanna and Sellers did not have knowledge of any inaccuracy or breach of any relevant representation or warranty made by them, the fact that a change nevertheless occurs in the level or terms of business carried on with any supplier of the Business after the date of this Agreement shall not be deemed to constitute an inaccuracy or breach of any representation or warranty of Sellers or M.A. Hanna under this Agreement.

      (c) M.A. Hanna and each Seller shall have duly executed and delivered to Buyers the Transaction Documents, if any, to which each of them shall be a party.

      (d) Buyers shall have received a certificate of the Clerk, Secretary or similar recording officer of M.A. Hanna and each Seller, dated as of the Closing Date, certifying as to (i) the due authorization by such party of the execution and delivery of this Agreement and the Transaction Documents to which it shall be a party and the consummation of the transactions contemplated hereby and thereby, (ii) the incumbency and signatures of signing officers, and (iii) in the case of CPG, certifying that such company is not a "foreign person" as defined in Section 7701 of the Code.

      (e) Buyers shall have received, from a title insurance company acceptable to them and at their sole expense, a specimen policy of title insurance to insure Buyers' interest in the Real Property and a "marked up" commitment to issue a fee owner's title insurance policy dated as of the Closing Date, agreeing to insure the "gap" until the deed is recorded, all in form and substance satisfactory to Buyers and their counsel, without the so-called "standard exceptions," and containing only those exceptions to coverage as shall be satisfactory to Buyers and their counsel; provided that exceptions shall be permitted for Liens and encumbrances arising from (i) Permitted Liens, or (ii) zoning ordinances. Also, at or prior to closing, Seller shall have delivered to Buyer (i) the Real Property Deed conveying the Real Property to Buyer, subject only to the exceptions described above, (ii) a property transfer affidavit, and
(iii) any other documents required by the title company to issue the title policy described above.

      (f) All (i) Regulatory Approvals, (ii) consents, approvals and agreements identified as "Material Consents" in Part 2(q) of the Disclosure Schedule, and
(iii) consents with respect to no fewer than seventy-five (75) percent of the Real Property Leases identified in Part 2.01(b) of the Asset Schedule as requiring consent in order to be assumed by Buyers or to continue in effect without impairment after the Closing (including, in any case, (A) consents with respect to all of the Real Property Leases identified as "Required" in Part 2.01(b) of the Asset Schedule, and (B) consents with respect to all of the Real Property Leases that are entered into in the ordinary course of business of the Business from the date hereof to the Closing Date) shall have been obtained and all applicable waiting periods shall have expired. All such Regulatory Approvals shall have been obtained without any material conditions, limitations or restrictions on Buyers or the Business. Notwithstanding anything to the contrary contained herein, each of the parties agrees that it shall not waive the provisions of this condition if doing so would cause the Business to operate without a Regulatory Approval legally required for such operation.

      (g) Each of the customers of the Business listed in Part 2(o) of the Disclosure Schedule shall have executed and delivered to Buyers a written consent to the transfer and assignment of such customer's sales agreement to a Buyer.

      (h) Buyers shall have received from M.A. Hanna or Sellers, a certificate for (i) each Area Distribution Center, and (ii) Sellers' facilities in Dayton, OH, Denver, CO, Roanoke, VA, and Tampa, FL, certifying that each such facility complies, in all material respects, with Applicable Law relating to fire safety and prevention and electrical safety, and has all Permits presently required for the conduct of the Business as currently conducted under any applicable Environmental Laws.

      (i) Buyers shall have received from Messrs. Jones, Day, Reavis & Pogue, counsel to M.A. Hanna and Sellers, a written opinion, dated as of the Closing Date and addressed to Buyers, as to the matters set forth in Exhibit E-1 attached hereto and otherwise satisfactory in form and substance to Buyers and their counsel.

      (j) No action or proceeding shall have been instituted, or threatened to be instituted, by or before any Governmental Authority, or by any other third party, to restrain or prohibit the consummation of any of the transactions contemplated hereby.

      (k) Buyers shall have received, for each Cadillac Company, (i) a copy of its charter documents, certified by an official of its jurisdiction of incorporation (or, if such certification is not available in its jurisdiction, certified by its chief executive officer) as being in effect as of a date after the date of this Agreement, and (ii) a Tax good standing certificate, or the equivalent thereof applicable in the relevant jurisdiction, from its jurisdiction of incorporation and from the other jurisdictions listed in Exhibit E-2 attached hereto, in each case as of a date after the date of this Agreement.

      (l) Buyers shall have received a certificate of an officer of M.A. Hanna and each Seller, dated as of the Closing Date, certifying as to the fulfillment of the conditions set forth in paragraphs (a) and (b) and, with respect to actions or proceedings against any Cadillac Company, paragraph (j), of this
Section 6.01.

      Section 6.02 Conditions Precedent to Closing by M.A. Hanna and Sellers. The obligation of M.A. Hanna and Sellers to sell and transfer the Assets is subject to the fulfillment, in all material respects, or waiver by M.A. Hanna and Sellers, in their sole discretion, of the conditions set forth in this
Section 6.02 at or prior to the Closing.

      (a) All of the agreements and covenants contained in this Agreement that are to be complied with, satisfied and performed by Buyers on or before the Closing Date shall, in all material respects, have been complied with, satisfied and performed.

      (b) All of the representations and warranties made by Buyers in this Agreement shall be true and correct in all material respects both on and as of the date of this Agreement and on and as of the Closing Date. It is understood and agreed that all of the representations and warranties contained in Section 3 of the Representations Exhibit that are not expressly limited to some other date shall be deemed to state the facts contained therein as they existed both as of the date of this Agreement and as of the Closing Date.

      (c) Each Buyer shall have duly executed and delivered to M.A. Hanna the Transaction Documents, if any, to which it shall be a party.

      (d) M.A. Hanna shall have received a certificate of the Clerk, Secretary or similar recording officer of ABS Holding, dated as of the Closing Date, certifying as to (i) the due authorization by ABS Holding of the execution and delivery of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, and
(ii) the incumbency and signatures of signing officers or directors.

      (e) M.A. Hanna shall have received a certificate of an Attesting Secretary of GE, dated as of the Closing Date, certifying as to (i) the due authorization by GE of the execution and delivery of this Agreement and the Transaction Documents, if any, to which it is a party and the consummation of the transactions contemplated hereby and thereby, and (ii) the incumbency and signatures of signing officers.

      (f) All Regulatory Approvals shall have been obtained and all applicable waiting periods shall have expired. Notwithstanding anything to the contrary contained herein, each of the parties agrees that it shall not waive the provisions of this condition if doing so would cause the Business to operate without a Regulatory Approval legally required for such operation.

      (g) All (i) consents, approvals and agreements identified as "Material Consents" in Part 2(q) of the Disclosure Schedule, and (ii) consents with respect to no fewer than seventy-five (75) percent of the Real Property Leases identified in Part 2.01(b) of the Asset Schedule as requiring consent in order to be assumed by Buyers or to continue in effect without impairment after the Closing (including, in any case, (A) consents with respect to all of the Real Property Leases identified as "Required" in Part 2.01(b) of the Asset Schedule, and (B) consents with respect to all of the Real Property Leases that are entered into in the ordinary course of business of the Business from the date hereof to the Closing Date) shall have been obtained, or Buyers shall have waived their rights under Sections 6.01(f) and 7.03(c) hereof with respect to such specified missing consents as shall be necessary to cause the requirements of this Section 6.02(g) to be met.

      (h) No action or proceeding shall have been instituted, or threatened to be instituted, by or before any Governmental Authority, or by any other third party, to restrain or prohibit the consummation of any of the transactions contemplated hereby.

      (i) M.A. Hanna shall have received a certificate of an officer of each Buyer, dated as of the Closing Date, certifying as to the fulfillment of the conditions set forth in paragraphs (a) and (b) and, with respect to actions or proceedings against Buyers, paragraph (h), of this Section 6.02.

      (j) Sellers shall have received the Purchase Price, as adjusted pursuant to Section 4.02 hereof.

                             ARTICLE VII - COVENANTS

      Section 7.01 Covenants of M.A. Hanna and Sellers. (a) M.A. Hanna and Sellers hereby jointly and severally covenant and agree with Buyers that, between the date of this Agreement and the Closing:

            (i) Each of them will cooperate with the other parties hereto and any Governmental Authority having jurisdiction in taking all actions reasonably necessary to obtain any Regulatory Approvals required in connection with the transactions contemplated by this Agreement and the Transaction Documents, and will comply promptly with all legal requirements which may be imposed on it with respect to the Closing and will promptly cooperate with and furnish information to each other party in connection with any such legal requirements.

            (ii) They will not take any action, or omit to take any action, which action or omission would make any of the representations and warranties of M.A. Hanna and Sellers untrue or incorrect, in any material respect, at the Closing Date, and will not undertake any course of action that would render any of the conditions to Closing by Buyers unable to be satisfied at or prior to the Closing.

            (iii) They shall grant to Buyers and their officers, employees, and other agents, including accountants and counsel, full access to the Real Property, and all of the books of account, records, permits, licenses, plans and other business records that are (A) to be included among the Assets, or (B) owned by the Stock Companies, at reasonable times during business hours upon not less than twenty four (24) hours' prior notice, for the purpose of examining, inspecting and copying the same.

            (iv) They shall, and shall cause the Stock Companies to, carry on the Business diligently and in the ordinary course, consistent with past practice. M.A. Hanna and Sellers shall, and shall cause the Stock Companies to, exercise reasonable best efforts to: (A) retain or obtain the transfer of contracts with customers and suppliers of Sellers to GE; (B) preserve the Cadillac Companies' relations with customers, suppliers and employees of the Business; and (C) otherwise prevent the impairment of the goodwill associated with the Assets. Except as contemplated by this Agreement or with GE's prior written consent, each Seller shall not, and CPG shall cause each Stock Company not to, (S) make any material change in its respective charter, by-laws or other governing instruments, (T) except as provided in Exhibit F, make any material change in its accounting practices, methods of operation or management of its respective business and its properties, including, without limitation, any material change in the level of any category of Inventory, any material delay in the sourcing of materials or services used in its respective business, or any failure to pay accounts payable in accordance with past practice, (U) enter into any new lease for use of office or warehouse space or other real property, or any modification, extension or cancellation of any existing Real Property Lease (other than month-to-month renewals or similar arrangements having a term of six months or less that are necessary to continue the use of any facility leased under a Real

Property Lease), (V) enter into any modification, extension or cancellation of any Contract except in the ordinary course of business, provided that no modification, extension or cancellation of any contract with any of the customers listed in Part 2(o) of the Disclosure Schedule shall be made without GE's prior written consent, (W) make any capital expenditure in excess of Fifty Thousand U.S. Dollars ($50,000) relating to the Business, (X) give, issue or enter into any product warranty other than those set forth in Part 2(p) of the Disclosure Schedule, (Y) revalue its assets, repurchase any of its shares, declare any dividend, make any payment, or render any benefit, to or on behalf of any Affiliate or Related Party, except for (1) salaries and fees paid to individuals in their capacities as directors, officers or employees of the Cadillac Companies consistent with past practice, (2) cash dividends or other cash payments to a Cadillac Company or M.A. Hanna constituting a distribution of earnings or capital, (3) to the extent approved by in advance in writing by GE, non-cash distributions to a Cadillac Company or M.A. Hanna constituting a distribution of earnings or capital, or (4) the discharging of intercompany payables or receivables; provided that the Cadillac Companies shall not discharge any intercompany receivable which arose from the provision of goods or services to an Affiliate or Related Party; or (Z) give or enter into any commitment on behalf of the Business to do any of the foregoing. Except for the sale of product from inventory or as otherwise contemplated hereby, M.A. Hanna and Sellers shall not, and shall cause the Stock Companies not to, sell, transfer, give, voluntarily encumber, pledge or otherwise dispose of or impair in any way its right, title and interest in and to any of the Assets.

            (v) Notwithstanding anything to the contrary contained herein, prior to the Closing, M.A. Hanna and Sellers shall, at their expense:

            (A) use reasonable efforts to mitigate the payables funding practices that gave rise to the bank drafts outstanding related to trade accounts payable shown on the November Balance Sheet, with the intention of attempting to eliminate such outstanding bank drafts at or prior to Closing, provided, however, that in no event shall M.A. Hanna or any Cadillac Company be obligated to take any action outside the ordinary course of business to mitigate such payables funding practices;

            (B) carry out all steps necessary to transfer any ownership interest in Cadillac India, and all associated liabilities or obligations, from Cadillac Pacific to CPG or a non-Cadillac Affiliate or other third party, or to duly terminate the existence, and wind up the operations, of Cadillac India;

            (C) carry out all steps necessary to transfer any ownership interest of Cadillac Pacific in ACN 008 671 510 Pty Limited, and all associated liabilities or obligations, from Cadillac Pacific to CPG or a non-Cadillac Affiliate or other third party, or to duly complete the winding-up of the operations of such company;

            (D) use reasonable best efforts to obtain from the lessor and/or landlord under each Real Property Lease an estoppel certificate or the equivalent thereof applicable in the relevant jurisdiction, in form and substance satisfactory to Buyers and their counsel, certifying as to the absence of any unpaid rent or other material breach by lessee and/or tenant of such Real Property

                  Lease,

            (E) deliver to GE duly executed originals of an estoppel certificate, or the equivalent thereof applicable in the relevant jurisdiction, of the type described in clause (D) above, from the lessors of no less than seventy-five (75) percent of the Real Property Leases, including all of the Real Property Leases identified as "Required" in Part 2.01(b) of the Asset Schedule;

            (F) take all action necessary to approve the change of the corporate names of each Seller (other than R.A. Products), and Cadillac India (if it is to exist after the Closing), to new corporate names which do not contain elements of, and are otherwise not likely to be confused with, "Cadillac" or any other name included in the Cadillac Intellectual Property;

            (G) prepare and execute such charter document amendments and other filings as shall be required to legally effect the corporate name changes described in clause (F), above, in the States of Michigan and Delaware, the nation of India, and each other jurisdiction in which the subject corporations are qualified to do business (the "Name Change Amendments");

            (H) prepare, execute and deliver to Buyers a letter to the appropriate official in each such jurisdiction giving permission for Buyers to use "Cadillac" or any similar name in such jurisdiction;

            (I) use reasonable best efforts to obtain, at no cost or expense to Buyers, all consents, approvals and waivers (other than Regulatory Approvals) required in connection with the transfer of the Assets and the Business as contemplated hereby including, without limitation those items listed in Part 2(q) of the Disclosure Schedule, and, in obtaining the items required to be delivered at Closing under Section 6.01(k), use good faith efforts to have them be dated as of a date within ten (10) Business Days of the Closing Date;

            (J) use reasonable best efforts to assist GE in negotiating agreements with the parties contracting with the Cadillac Companies in connection with Cadco Graphic Arts Centre Limited intended to (1) permit GE to consolidate the earnings of that company under U.S. GAAP, and (2) ensure the successful transition of such company and its related business relationships to Buyers, and shall cause the Cadillac Companies to execute and deliver any restated agreements or other instruments relating thereto, it being understood that M.A. Hanna and the Cadillac Companies shall not be responsible for the achievement of any given outcome from such negotiations;

            (K) terminate any and all Tax Sharing or Indemnity Agreements or similar agreements with respect to or involving any Stock Company, such that, from and after the Closing Date, no Stock Company shall be bound thereby or have any liability whatsoever thereunder;

            (L) cause Cadillac Pacific to obtain the "A" Class Preference Share held by B. & M.K. Custodians, and take such steps as shall be necessary to be prepared to deliver legal and beneficial ownership of all other Nominee Shares at Closing, together with physical possession of the stock certificates representing such shares, and, where necessary, cause each of the Stock Companies to duly issue share certificates to its shareholders reflecting the correct current corporate names of such shareholders and accurately reflecting the number of shares held by each, and to bring its shareholder registry up to date;

            (M) complete, or cause the appropriate Stock Company to complete, all of the tasks set forth in Exhibit H, attached hereto;

            (N) use reasonable efforts to cause any of the Real Property Leases which are not fully-executed to be executed by all parties that have not yet executed them; and

            (O) cause Cadillac Plastic Korea Corporation ("CP Korea") to file any necessary amendments to its Articles of Incorporation, and cause CP Korea and Cadillac Pacific to duly record the trademark license pursuant to which Cadillac Pacific licenses the use of the "Cadco" trademark to CP Korea.

      (b) M.A. Hanna and Sellers hereby jointly and severally covenant and agree with Buyers that:

            (i) Immediately following the Closing, they shall, or shall cause the relevant Cadillac Company to, duly file the Name Change Amendments, and, subject to the terms of the Cadillac Name Licenses, shall cease using "Cadillac" or any other name included in the Cadillac Intellectual Property and all associated designs and logos, and shall not use any letterhead, business forms or other items which bear any such name, design or logo, or any other name, design or logo likely to be confused therewith. From and after the Closing, M.A. Hanna shall, or shall cause the relevant Seller to, take all steps reasonably necessary to avoid confusion between Sellers and Buyers on the part of third parties.

            (ii) From and after the Closing, if any payment in respect of any of the accounts and notes receivable being acquired by Buyers hereunder, or otherwise properly payable to Buyers, as purchasers or operators of the Business after the Closing, is received by M.A. Hanna or Sellers, it shall be promptly and duly endorsed for payment to the appropriate party and delivered to such party.

            (iii) In order to help ensure that GE will receive the full benefit of its purchase of the Business, during the period beginning on the Closing Date and ending on the fifth (5th) anniversary thereof, neither M.A. Hanna nor Sellers nor any of their respective Affiliates shall, directly or indirectly,
(A) (1) engage in the operation of, (2) render services to (except for the rendering of services offered by such party to its customers generally, on an arms-length basis), or (3) invest in (as owner, partner, through stock ownership (except for ownership of a less than five (5) percent interest in any securities which are publicly traded), investment of capital, lending of money or property, or otherwise), any business that competes with the Business as it was conducted during the twelve (12) months preceding the Closing (which, for purposes of this Section 7.01(b)(iii), shall be deemed to include, without limitation, any business which either (i) markets, sells or distributes goods that are similar to those offered by the Business at Closing or during the twelve (12) months prior thereto, or (ii) provides design, fabrication or conversion services for plastic engineered shapes, through electronic commerce or use of the Internet),
(B) induce or attempt to induce any customer of the Business on the date hereof or during the past three (3) years to reduce such customer's purchases of products from the Business, or to not make purchases from the Business, after the Closing, (C) use for its own benefit, or disclose to any Person, any proprietary or confidential information about the Business including, without limitation, the name and/or requirements of any customer or any trade secrets or information with respect to the procurement, manufacture or distribution of products, or (D) solicit any employee of the Business to leave the employ of Buyers or the Stock Companies (other than by means of general "help wanted" advertising). From and after such time as M.A. Hanna, Sellers and their respective Affiliates shall cease to have any direct or indirect ownership interest in the Richmond Aircraft Products Business, L.E. Carpenter & Company or any of the Rohm Joint Venture Companies, and for so long as they shall not reacquire any such ownership interest during the five-year term set forth above, this Section 7.03(b)(iii) shall not be binding upon any such divested entity.

      Clauses (A) through (C) hereof shall not be deemed to be violated by:

            (1)   the continued operation by M.A. Hanna and its Affiliates of
                  (a) the Richmond Aircraft Products Business, or (b) L.E. Carpenter & Company, provided, in each case, that such business continues to serve the applications it regularly served during the twelve (12) months prior to the Closing, and does not institute any new business activity which is intended to, or has the effect of, serving customers in applications which were served by the Business during the twelve (12) months prior to the Closing;

            (2) the continued ownership, by M.A. Hanna and its Affiliates, of a fifty (50) percent or less ownership interest in the Rohm Joint Venture Companies;

            (3) the continued operation by M.A. Hanna and its Affiliates of its Non-Structured Products Resin Distribution Business anywhere in the world in any and in all markets, provided that such business does not market, sell or distribute goods or services similar to those offered by the Business at Closing or during the twelve (12) months prior thereto;

            (4) the acquisition by M.A. Hanna or any Affiliate of M.A. Hanna of any company or business which derives twenty (20) percent or less of its total gross revenues from activities which would conflict with any obligations set forth above, so long as such activities are terminated, by sale of the conflicting business or otherwise, not later than one (1) year after such acquisition; or

            (5) the operation, by M. A. Hanna or any majority-owned Affiliate of M.A. Hanna, of a business engaged in the sale of engineered plastic shapes, including plastic film, other than polycarbonate plastic shapes or film, that are manufactured (i.e., extruded or molded from resin) by M.A. Hanna or any current or future majority-owned Affiliate of M.A. Hanna, provided that, during the five-year period set forth above, if such business uses a third-party distributor, such business shall retain a Buyer, or an Affiliate of Buyers, as a distributor in accordance with a written distribution agreement containing terms and conditions no less favorable to the distributor than those enjoyed by any other distributor retained by such business.

      Section 7.02 Covenants of Buyers. (a) Buyers hereby jointly and severally covenant and agree with M.A. Hanna and Sellers that, between the date of this Agreement and the Closing:

            (i) Each of them will cooperate with the other parties hereto and any Governmental Authority having jurisdiction in taking all actions reasonably necessary to obtain any Regulatory Approvals required in connection with the transactions contemplated by this Agreement and the Transaction Documents, and will comply promptly with all legal requirements which may be imposed on it with respect to the Closing and will promptly cooperate with and furnish information to each other party in connection with any such legal requirements.

            (ii) They will not take any action, or omit to take any action, which action or omission would make any of the representations and warranties of Buyers untrue or incorrect, in any material respect, at the Closing Date, and will not undertake any course of action that would render any of the conditions to Closing by M.A. Hanna and Sellers unable to be satisfied at or prior to the Closing.

      (b) Buyers hereby jointly and severally covenant and agree with M.A. Hanna and Sellers that, from and after the Closing:

            (i) If any payment properly payable to M.A. Hanna or Sellers, including, without limitation, any payment in respect of the claims listed in
Part 2.02(i) of the Asset Schedule, is received by Buyers after the Closing, it shall be promptly and duly endorsed for payment to the appropriate party and delivered to such party.

            (ii) Buyers shall take all steps reasonably necessary to avoid confusion between Sellers and Buyers on the part of third parties.

            (iii) GE shall assume the obligations of M.A. Hanna under those guarantees attached hereto as Exhibit I relating to the repatriation of funds of CP Limited to CPG or M.A. Hanna in accordance with Applicable Law and fulfill any and all such obligations.

            (iv) Buyers shall not make, or permit any of their respective Affiliates to make, any election under Section 338(g) of the Code with respect to the purchase of the Transferred Stock by Buyers from CPG and others.

            (vi) Buyers shall not, and shall not permit any of their respective Affiliates (including, from and after the Closing, any Stock Company) to, cause any of the Stock Companies to make or pay any distribution of cash or other property with respect to the stock of the Stock Companies prior to January 1, 2001.

      Section 7.03  Mutual Covenants.

      (a) From time to time after the execution hereof, at the request of the other parties hereto and without further consideration, each party hereto shall execute and deliver such other and further instruments, and take such other action as the other party may reasonably request for the more effective consummation of the transactions contemplated hereby. Each party shall use reasonable best efforts to cause the conditions to its and the other parties' obligation to consummate the transactions contemplated by this Agreement to be fulfilled.

      (b) None of the parties hereto shall make, or permit any of their Affiliates or their respective directors, officers, employees, agents, advisors, or representatives to make, any press release, public announcement or other public disclosure with respect to the existence of this Agreement or the Transaction Documents or the transactions contemplated hereby or thereby without the prior written consent of the other parties hereto, except (i) as permitted under that certain letter agreement by and between GE and M.A. Hanna dated as of September 29, 1999 relating to confidentiality (the "Confidentiality Agreement"), or (ii) as otherwise previously agreed in writing. In any event, prior to any such disclosure, the parties shall use reasonable best efforts to timely submit the text of any proposed announcement or disclosure to the other parties for comments and, if such comments are timely made, to consider them in good faith.

      (c) If any consent, waiver or approval necessary to the transfer of any of the Assets, or otherwise required to put Buyers in full beneficial ownership and control of the Business, cannot be obtained, or if the parties hereafter agree in writing that it is not in their best interests to obtain for the time being any such consent, waiver or approval, the relevant Buyer and the relevant Seller shall, at such Buyer's option, on or before the Closing Date, enter into such other agreements or arrangements as will put such Buyer in substantially the same position (economic and other) as if such approval or other consent had been obtained and such transfer and assignment effected on the Closing Date. The provisions of the foregoing sentence shall not apply to the consent of any Governmental Authority required to be obtained in connection with the transactions contemplated hereby. Buyers shall cooperate with Sellers to have Sellers released from all liability to third parties with respect to the Assumed Liabilities including, where necessary, entering into reasonable instruments of assumption.

      (d) The parties hereby agree to carry out the provisions of Exhibit L attached hereto, regarding the employees of the Business and related benefits (the "Employee Matters Exhibit").

      (e) It is understood and agreed that, pursuant to this Agreement, Sellers shall transfer to Buyers (i) all business records of the Stock Companies, and
(ii) all business records of Sellers that are reasonably necessary to the conduct of the Business being acquired hereunder by Buyers following the Closing. From and after the Closing, each of the parties hereto shall make available to the other parties and their officers, employees, and other agents, including their accountants and counsel, for their inspection and copying, any and all books and records of the Business as shall be reasonably necessary in connection with the defense or prosecution of litigation with third parties, any matter relating to insurance coverage of third party claims, the preparation of Tax Returns or other similar documents, or the response to any audit or inquiry of any Governmental Authority. Such access shall be granted at reasonable times during business hours upon reasonable advance notice, and will include making employees available on a mutually-convenient basis to provide additional information and explanation of any material provided hereunder. The party requiring such access shall (i) execute and deliver such confidential disclosure agreement as the disclosing party may reasonably request, and (ii) reimburse the disclosing party for any demonstrated out-of-pocket expenses incurred in connection therewith. M.A. Hanna, Sellers and Buyers shall (x) preserve and retain all books and records relating to the Business being acquired for at least six (6) years after the Closing Date, provided that any books and records relating to the Tax matters of the Cadillac Companies for any taxable period beginning before the Closing Date shall be retained until the expiration of the statute of limitations and any extensions thereof of the respective taxable periods, (y) abide by all record retention agreements entered into with any Governmental Authority, and (z) notify the other party no less than ten (10) Business Days prior to destroying or discarding any such books and records.

      (f) Following the Closing, the parties shall cooperate to effect the removal and transfer to Buyers of any Asset which is located at a location owned or controlled by Sellers or M.A. Hanna after the Closing. The Norcross Server will be transferred during the IT Transition Period (as defined in the Transition Agreement) at such time as its transfer will cause the least possible disruption to the respective businesses of the parties. Buyers shall arrange and pay for removal of such Assets, and shall be responsible to M.A. Hanna and Sellers for any damage caused by the negligence of workmen during such removal; provided that Buyers shall not be responsible for restoring any damage or defect resulting from the original installation or use subsequent to the installation but prior to removal of such Asset. M.A. Hanna and Sellers shall disconnect any such Assets and prepare them to be crated and removed by Buyers.

      (g) Notwithstanding provisions to the contrary contained herein, the parties have agreed that GE shall assume certain debt outstanding on the Closing Date relating to the operations of the Cadco JV in China. Prior to the Closing, the parties shall establish mutually-acceptable procedures by which GEP shall assume such debt and the Purchase Price shall be adjusted on a dollar-for-dollar basis.

                         ARTICLE VIII - INDEMNIFICATION

      Section 8.01 Survival of Representations and Warranties. The parties shall be entitled to rely upon the representations and warranties of the other parties set forth in this Agreement, and the obligations of the parties with respect thereto shall survive the Closing and the recording of the Real Property Deeds, whether or not any party relied on such representations and warranties or had knowledge, acquired either before or after the date hereof, from its own investigation or otherwise, of any fact at variance with any of such representations and warranties, or any breach thereof. Such representations and warranties shall be effective from and after the date of this Agreement and shall survive for eighteen (18) months after the

Closing Date; provided, however, that (i) the representations and warranties set out in the following portions of the Representations Exhibit shall survive indefinitely: Section 2(a) (Legal Existence and Authority), Section 2(b) (Due Authorization), Section 2(i) (Taxes), Section 2(j) (Title to Non-Real Property Assets), the first and fourth sentences of Section 2(k) (The Real Property), the second, fifth and sixth sentences of Section 2(n) (Intellectual Property),
Section 2(v) (Environmental, Health and Safety Matters), Section 3(a) (Legal Existence and Authority) and Section 3(b) (Due Authorization), and (ii) the representations and warranties set out in the following portions of the Representations Exhibit shall survive for the period of the statute of limitations applicable to the subject matter thereof: Section 2(t) (Personnel Matters) and Section 2(u) (Compliance with Law; Payments and Boycotts). Except to the extent that any covenants and agreements of the parties contained in this Agreement or in any Transaction Document have expired or terminated in accordance with their terms, such covenants and agreements shall survive indefinitely. No party providing indemnification pursuant to this Article VIII (an "Indemnitor") for any misrepresentation in, or breach of, any representation or warranty shall be obligated to provide such indemnification unless the party seeking indemnification hereunder (the "Claimant") has delivered written notice of its claim for indemnification prior to the expiration date of the relevant representation or warranty, provided, however, that any claim for indemnification for which a notice has been given on or before the relevant expiration date may continue to be asserted and indemnified against until finally resolved.

      Section 8.02 Indemnification by M.A. Hanna and Sellers. M.A. Hanna and Sellers hereby jointly and severally agree to indemnify Buyers, the Stock Companies, their Affiliates and their respective officers, directors, employees, stockholders, agents and representatives against, and agree to hold them harmless from, any Loss suffered or incurred by any such indemnified party based upon, arising out of or resulting from (i) any failure of M.A. Hanna or Sellers to transfer to Buyers good and valid title to, and possession of, all of Sellers' Assets, free and clear of all Liens, except to the extent specifically provided herein, (ii) any misrepresentation in, or breach of, any representation or warranty of M.A. Hanna and Sellers contained in this Agreement or any of the Transaction Documents, (iii) any breach of any covenant of M.A. Hanna and Sellers contained in this Agreement or the Transaction Documents requiring performance after the Closing Date, (iv) any liability of Sellers not included in the Assumed Liabilities, (v) any of the Pre-Closing Liabilities, or (vi) any failure on the part of Sellers to comply with applicable bulk sales laws, if any; provided, however, that M.A. Hanna and Sellers shall not have any liability under clause (ii) above for any Loss, unless and until the total of all Losses covered by clause (ii) above exceed in the aggregate the threshold amount of One Million Five Hundred Thousand U.S. Dollars ($1,500,000), in which case M.A. Hanna and Sellers shall indemnify the indemnified parties for all of such Losses, including the threshold amount. Notwithstanding the foregoing, a claim under clause (ii) above for any Loss based upon, arising out of or resulting from any of the following shall not be subject to such threshold amount, and shall be indemnified on a dollar-for dollar basis: (a) Taxes, penalties and interest relating to headquarters allocations, transfer prices, or thin capitalization issues in Asia and Australia (including New Zealand) to the extent relating to, or allocable to, the period prior to the Closing, (b) any failure by any Cadillac Company, the Cadillac Vietnam branch, or Cadillac Plastics International Trading (Shanghai) Co. Ltd. to comply with Applicable Law in Vietnam or the People's Republic of China, to the extent relating to, or allocable to, the period prior to the Closing, or (c) any transfer of shares in the Stock Companies not registered with the appropriate Governmental Authority. Notwithstanding anything to the contrary contained in this Agreement or any of the Transaction Documents, M.A. Hanna and Sellers will not be obligated to indemnify Buyers for any Losses under clause (ii) above to the extent that the aggregate amount of all such payments for Losses by M.A. Hanna and Sellers, on the one hand, to Buyers, on the other hand, would exceed the Purchase Price, as finally determined in accordance with Article IV hereof.

      Section 8.03 Indemnification by Buyers. Buyers hereby jointly and severally agree to indemnify M.A. Hanna, Sellers, their Affiliates and their respective officers, directors, employees, stockholders, agents and representatives against, and agree to hold them harmless from, any Loss suffered or incurred by any such indemnified party based upon, arising out of or resulting from (i) any misrepresentation in, or breach of, any representation or warranty of Buyers contained in this Agreement or any of the Transaction Documents, (ii) any breach of any covenant of Buyers contained in this Agreement or the Transaction Documents requiring performance after the Closing Date, (iii) the Assumed Liabilities, (iv) any liability of the Stock Companies other than the Pre-Closing Liabilities, or (v) the operation of the Business by Buyers, or Buyers' ownership, operation or use of the Assets, after the Closing Date (but excluding any Loss to which M.A. Hanna or Sellers are, or, if a claim is properly made, would be, obligated to indemnify Buyers pursuant to Section 8.02 hereof); provided, however, that Buyers shall not have any liability under clause (i) above for any Loss, unless and until the total of all Losses covered by clause (i) above exceed in the aggregate the threshold amount of One Million Five Hundred Thousand U.S. Dollars ($1,500,000), in which case Buyers shall indemnify the indemnified parties for all of such Losses, including the threshold amount. Notwithstanding anything to the contrary contained in this Agreement or any of the Transaction Documents, Buyers will not be obligated to indemnify M.A. Hanna and Sellers for any Losses under clause (i) above to the extent that the aggregate amount of all such payments for Losses by Buyers, on the one hand, to M.A. Hanna and Sellers, on the other hand, would exceed the Purchase Price, as finally determined in accordance with Article IV hereof.

      Section 8.04 Effect of Tax Benefits or Detriments on Indemnification. If any Loss subject to indemnification hereunder gives rise to a deduction against taxable income of the party seeking indemnification, any claim for indemnification for any such Loss shall be reduced by the Tax benefit attributable thereto. In addition, if any indemnity paid hereunder shall be taxable to the receiving party, the amount of such indemnification shall be increased to the extent necessary such that the net amount received by the indemnified party, net of all Taxes thereon, is equal to the amount of its indemnified Loss.

      Section 8.05 Claims. Any Claimant shall promptly notify the Indemnitor in writing of its claim, specifying in detail the nature of the misrepresentation, breach or non-performance upon which such claim for indemnification is based and the amount and nature of the Loss expected to be incurred in connection therewith. Failure to give such notice shall not relieve the Indemnitor of its obligations to the Claimant under this Article, except to the extent that the Indemnitor is prejudiced thereby, subject, however, to the time periods specified in Section 8.01. If the Indemnitor shall agree in writing that it would have responsibility to indemnify the Claimant for such claim, the Claimant shall give the Indemnitor full authority to defend, adjust, compromise, or settle such claim, and any litigation arising therefrom, in the name of the Claimant or otherwise as the Indemnitor shall elect, provided that the Indemnitor or its counsel shall keep the Claimant and its counsel fully informed of all developments and shall expeditiously defend such claim. The Indemnitor shall not, without the prior written consent of the Claimant, consent to the entry of any judgment or agree to any settlement that (i) does not require as an unconditional term thereof that the opposing party deliver to the Claimant an effective release from all liability in respect of such claim, (ii) requires, or precludes, any future action on the part of the Claimant, or (iii) imposes or creates any obligation or any financial or other liability affecting the Claimant, unless the Indemnitor is bound to pay or discharge such obligation or liability as part of the indemnification provided to the Claimant under this Agreement. If the Indemnitor does not undertake the defense, compromise or settlement of any claim presented in accordance with this Article within ten (10) Business Days after receiving the Claimant's written notice thereof, then the Claimant will have the right to control the defense, compromise or settlement of such claim with counsel of its choice. If any Loss subject to indemnification hereunder gives rise to a claim under the title insurance obtained by Buyers with respect to the Real Property, the Claimant shall promptly notify the Indemnitor of its claim as required hereby, but shall exhaust its remedies under such title insurance prior to pressing its claim for indemnification hereunder.

      Section 8.06 Cooperation. The Claimant shall cooperate fully in all aspects of any investigation, defense, pretrial activities, trial, compromise, settlement or discharge of any claim in respect of which indemnity is sought pursuant to this Article. Upon the request of the Indemnitor, the Claimant shall give to the Indemnitor all information which is reasonably required to determine (or cause an independent third party acceptable to the Indemnitor to determine) the amount of indemnity due from the Indemnitor with respect to any claim made by the Claimant under this Article, including, but not limited to, by providing the other party with reasonable access to employees and officers (including making its employees and officers available as witnesses) and other information.

      Section 8.07 Remedy Exclusive. Subject to Section 10.03, the indemnification provisions of this Article shall be the exclusive remedy available to the parties following the Closing for any claims that lie within the subject matter scope of the indemnities set out in Sections 8.02 and 8.03. Each of the parties hereto agrees not to, and to cause its Affiliates not to, bring any action or proceeding, at law, equity or otherwise, against any other party or its Affiliates seeking redress for any such claim except pursuant to the express provisions of this Article.

                            ARTICLE IX - TERMINATION

      Section 9.01 Termination by Consent. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing by the mutual consent of the parties hereto.

      Section 9.02 Termination Due to Illegality. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing by any party if Applicable Law makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of such transactions would violate any non-appealable final order, decree or judgment of any Governmental Authority.

      Section 9.03 Termination by M.A. Hanna or Sellers. If the conditions set forth in Section 6.02 hereof have not been fulfilled or waived, and the transactions contemplated hereby have not been consummated, within one hundred twenty (120) days after the date hereof, this Agreement may be terminated, and the transactions contemplated hereby abandoned, by M.A. Hanna and Sellers at any time thereafter by giving written notice thereof to GE; provided, however, that neither M.A. Hanna nor any Seller may terminate this Agreement if such conditions have not been fulfilled due to any failure by M.A. Hanna or any Seller or any of their Affiliates to perform in all material respects any of their respective covenants or agreements contained in this Agreement.

      Section 9.04 Termination by Buyers. If the conditions set forth in Section
6.01 hereof have not been fulfilled or waived, and the transactions contemplated hereby have not been consummated, within one hundred twenty (120) days after the date hereof, this Agreement may be terminated, and the transactions contemplated hereby abandoned, by Buyers at any time thereafter by giving written notice thereof to M.A. Hanna; provided, however, that Buyers may not terminate this Agreement if such conditions have not been fulfilled due to any failure by Buyers or any of their Affiliates to perform in all material respects any of their respective covenants or agreements contained in this Agreement.

      Section 9.05 Exception for Certain Regulatory Approvals. Notwithstanding the provisions of Sections 9.03 and 9.04, if the transactions contemplated hereby have not been consummated on or prior to the date specified therein because any Regulatory Approval required under the environmental or the antitrust or competition laws of any jurisdiction has not been granted or obtained or all applicable waiting periods have not expired, then neither Buyers, on the one hand, nor M.A. Hanna or Sellers, on the other hand, shall be entitled to terminate this Agreement and abandon the transactions contemplated hereby unless such situation persists for at least one hundred eighty (180) days after the date of this Agreement.

      Section 9.06 Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby pursuant to this Article IX, no party hereto, nor any of their respective directors, officers, employees or agents, shall have any liability or further obligation to any other party to this Agreement, except that nothing herein will relieve any party from liability for any breach of this Agreement. Unless the parties shall otherwise agree in writing, the Canadian Acquisition Agreement shall automatically terminate upon any termination of this Agreement.

                      ARTICLE X - MISCELLANEOUS PROVISIONS

      Section 10.01 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, each party will pay its respective expenses (including all fees and expenses of counsel, accountants and other advisors) incurred in connection with the origination, negotiation, execution and performance of this Agreement and the Transaction Documents. Except for Canadian Goods and Services Taxes, which shall be borne exclusively by Buyers, the relevant Seller and the relevant Buyer shall each pay one-half of any sales, use or transfer Taxes, and any documentary, registration or stamp duties and similar Taxes or duties (not including net or gross income Taxes or capital gains Taxes) arising from the sale and transfer of any of the Assets. The party responsible under Applicable Law for making payment of any such Taxes or duties shall make payment to the proper Governmental Authority in a timely manner, and the other party shall remit its portion of such payment to the payor within thirty (30) days after receipt of written evidence that such payment was made. If Applicable law does not designate which party is responsible for payment, payment shall be made by the relevant Buyer. The parties shall take all actions necessary or appropriate to avoid or minimize the imposition of such Taxes or duties including, as appropriate, registering and electing under the Excise Tax Act (Canada) to eliminate Canadian goods and services Tax with respect to the transactions contemplated hereby.

      Section 10.02 Risk of Loss. The risk of loss or damage to the Assets shall be upon Sellers at all times prior to the Closing. In the event of any material loss or damage to a material Asset prior to the Closing which does not result in an automatic compensating reduction in the Purchase Price pursuant to Article IV, the parties shall agree upon an appropriate reduction in the Purchase Price as soon as possible. If Buyers cannot reach agreement with M.A. Hanna and Sellers regarding the amount of an appropriate Purchase Price adjustment within fifteen (15) days following notice of any such loss or damage, then GE may terminate this Agreement by written notice to M.A. Hanna at any time during the following five (5) Business Days and, if GE shall not do so, its right to terminate this Agreement due to such loss or damage shall be deemed waived.

      Section 10.03 Remedies. M.A. Hanna and Sellers agree that the Assets are unique and that Buyers would be irreparably harmed in the event this Agreement or the Transaction Documents are not specifically enforced. The parties further agree that it is impossible to measure in money the damage which will accrue by reason of a refusal by any Seller to perform its obligations under this Agreement or the Transaction Documents. Therefore, in the event that either Buyer shall institute any action to enforce the provisions of this Agreement or the Transaction Documents, M.A. Hanna and Sellers hereby acknowledge that Buyers will not have an adequate remedy at law and that injunctive or other equitable relief will not constitute any hardship upon M.A. Hanna or Sellers. Except as otherwise specifically provided therein, no failure or delay by any party in exercising any right or remedy under this Agreement or any of the Transaction Documents shall operate as a waiver thereof nor shall any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy.

      Section 10.04 Bulk Sales Laws. Subject to the provisions of Section 8.02 hereof, Buyers waive compliance by Sellers with the provisions of any applicable bulk sales or similar law for the protection of creditors.

      Section 10.05 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Transaction Documents (including all attachments hereto and thereto) comprise the entire agreement among the parties hereto as to the subject matter hereof and thereof, and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to such subject matter; provided, however, that the Confidentiality Agreement shall remain in full force and effect in accordance with its terms with respect to all disclosures by the parties prior to the Closing; provided that Buyers shall be entitled to use and disclose any information disclosed thereunder in the operation of the Business after the Closing. All annexes, schedules, exhibits or other attachments to any document are, and shall be deemed to be, a part of such document. Neither this Agreement, nor any of the Transaction Documents is intended to confer upon any Person other than the parties thereto any rights or remedies thereunder.

      Section 10.06 Amendments and Waivers. This Agreement may not be amended or modified except by a writing executed by the parties hereto. No extension of time for, or waiver of the performance of, any obligation of any party hereto shall be effective unless it is made in a writing signed by the party granting such extension or waiver. Unless it specifically states otherwise, no waiver shall constitute or be construed as a waiver of any subsequent breach or non-performance.

      Section 10.07 Notices. Any notice given pursuant to this Agreement shall be in writing and shall be delivered (i) in person, (ii) by certified first class mail, return receipt requested, (ii) by internationally-recognized express courier delivery service, or (iv) by facsimile transmission confirmed by one of the foregoing methods, in each case addressed as follows:

If to M.A.       M.A. Hanna Company            in each case,        Jones, Day, Reavis & Pogue
Hanna or any     Suite 36-5000                 with a copy to:      North Point
Seller:          200 Public Square                                  901 Lakeside Avenue
                 Cleveland, OH  44114-2304                          Cleveland, OH   44114
                 Attention:  General Counsel                        Attn:  Patrick J. Leddy, Esq.
                 Facsimile:  216 589-4034                           Facsimile:  216 579-0212

If to either     General Electric Company      in each case,        General Electric Company
Buyer:           One Plastics Avenue           with a copy to:      One Plastics Avenue
                 Pittsfield, MA  01201                              Pittsfield, MA  01201
                 Attn:  President and                               Attn:  General Counsel
                 CEO, GE Plastics                                   Facsimile:  413-448-4878
                 Facsimile:  413-448-7595

      Any such address may be changed by any party by written notice to the other parties given in accordance herewith. Any notice or confirmation given in the manner described in clause (i) shall be deemed given when delivered. Any notice or confirmation given in the manner described in clause (ii) or clause
(iii) shall be deemed given when deposited for delivery so addressed with postage, certification, courier or other charges prepaid. Any notice given in the manner described in clause (iv) shall be deemed given when transmitted, provided that the sender receives electronic confirmation of the satisfactory completion of such facsimile transmission.

      Section 10.08 Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon and enforceable against, the respective successors and assigns of the parties hereto but may not be assigned by either party hereto without the prior written consent of the other, except that Buyers may designate one (1) or more Affiliates to take ownership of some or all of the Assets at Closing, but no such assignment will relieve Buyers of any of their obligations hereunder.

      Section 10.09 Captions. Article and Section headings, and Exhibit titles, are supplied herein for convenience only and shall not be deemed a part of this Agreement for any purpose.

      Section 10.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original for all purposes, and all of which together shall constitute one agreement.

      Section 10.11 Governing Law. This Agreement and, unless they shall specifically state otherwise, the Transaction Documents, shall be governed by the laws of the State of New York and applicable U.S. federal law, without giving effect to any conflict of law rules or other rules that might render such law inapplicable or unavailable. In the event of any legal action involving this Agreement or any of the Transaction Documents, each of the parties hereby agrees to waive any right it may have to a jury trial.

      Section 10.12 Canadian Acquisition Agreement. (a) For purposes of the Canadian Acquisition Agreement, the "Final Purchase Price" means the sum of (i) the difference between the aggregate net book value of the Assets (as such term is defined in the Canadian Acquisition Agreement) and the aggregate book amount of the Assumed Liabilities (as such term is defined in the Canadian Acquisition Agreement), as of the Closing Date (the "Net Book Value") plus (ii) 20% of the Net Book Value, which Final Purchase Price is to be determined from the Closing Balance Sheet as finally determined in accordance with Section 4.03, which will reflect the Assets and the Assumed Liabilities (as such terms are defined in the Canadian Acquisition Agreement). The procedure for adjusting the Purchase Price set forth above in this Section 10.12 and in Section 4.03 of this Agreement shall be the procedure followed by the parties in satisfying the requirement for an adjustment of the Estimated Purchase Price (as such term is defined in the Canadian Acquisition Agreement), and the amount of such adjustment determined pursuant to Section 4.03 hereof, if any, which is attributable to the net Assets (as such term is defined in the Canadian Acquisition Agreement) shall be paid at the time and in the manner provided in Section 4.03(f)(iii) hereof by Buyers to CP Canada, or by CP Canada to Buyers, as the case may be to Buyers by CP Canada pursuant to Section 2.1(c) of the Canadian Acquisition Agreement.

      (b) The purchase and sale of the Assets described in the Canadian Acquisition Agreement, and the assumption of the Assumed Liabilities described therein, are intended to be governed by the terms and provisions of this Agreement. With respect to any matter as to which the Canadian Acquisition Agreement is silent, or as to which its terms are inconsistent with, or conflict with, the terms and provisions of this Agreement, the terms and provisions of this Agreement shall apply.

      Section 10.13 Ownership by M.A. Hanna. To the extent that any Asset is owned by M.A. Hanna, M.A. Hanna shall (i) sell, transfer and convey such Asset to Buyers at Closing, (ii) execute any Transaction Document reasonably required to effect such sale, transfer and conveyance, and (iii) be treated as a "Seller" hereunder with respect to such Asset.

      Section 10.14 Severability. If any term or provision of this Agreement or any of the Transaction Documents, or the application thereof to any Person or circumstance, shall to any extent be overly broad, invalid or unenforceable, the remainder of this Agreement (or such Transaction Document, as the case may be), or the application of such term or provision to

Persons or circumstances other than those as to which it is overly broad, invalid or unenforceable, shall not be affected thereby and each term and provision of this Agreement (or such Transaction Document, as the case may be) shall be valid and enforced to the fullest extent permitted by law. In any such instance, the parties shall work together in good faith to make such alternative arrangements as may be legally permissible to carry out as nearly as practicable the original terms and intent of such document.

      WITNESS the execution hereof as an instrument under seal as of the date first above written.

M.A. HANNA COMPANY                        CADILLAC PLASTIC GROUP, INC.

By:  /s/Michael S. Duffey                 By:  /s/Michael S. Duffey
     -------------------------------           -------------------------------
Name:  Michael S. Duffey                  Name:  Michael S. Duffey
       -----------------------------             -----------------------------
Title:  Vice President                    Title:  Vice President
        ----------------------------              ----------------------------


CADILLAC PLASTIC (CANADA), INC.           R.A. PRODUCTS, INC.


By:  /s/Michael S. Duffey                 By:  /s/Francis G. Titas
     -------------------------------           -------------------------------
Name:  Michael S. Duffey                  Name:  Francis G. Titas
       -----------------------------             -----------------------------
Title:  Vice President                    Title:  Asst. Secretary
        ----------------------------              ----------------------------



GENERAL ELECTRIC COMPANY                  ABS HOLDING

By:  /s/Gary L. Rogers                    By:  /s/Gary L. Rogers
     -------------------------------           -------------------------------
     Gary L. Rogers                            Gary L. Rogers
     President and Chief Executive Officer     President and Chief Executive Officer
     GE Plastics                               GE Plastics
                                               As Attorney-in-Fact


GEP Legal/Trans:LJB
Bedrock Acquisition K

                                                                 EXHIBIT A

                                   DEFINITIONS

         (a) As used in the attached Acquisition Agreement and in any of the Transaction Documents, unless otherwise specifically defined therein, the following terms shall have the meanings ascribed to them below:

         "Affiliate," when used with reference to a specified Person, means any Person that, directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the specified Person.

         "Agreement" means the Acquisition Agreement to which this Exhibit is attached, including the Exhibits, Annexes and any other attachments thereto.

         "Applicable GAAP" means, with respect to the financial statements and books of account of any Cadillac Company, generally accepted accounting principles as in effect in the domiciliary jurisdiction of such company, applied consistently with prior periods, except that, if the financial statements and books of account of a non-U.S. Cadillac Company have historically been kept in accordance with U.S. GAAP, then, when applied to such company, the term "Applicable GAAP" shall mean U.S. GAAP.

         "Applicable Law" means, with respect to any Person, any domestic or foreign, federal, state or local statute, law, ordinance, rule, administrative action, regulation, order, writ, injunction, judgment, decree or other legally enforceable requirement or guideline of any Governmental Authority, and any requirements imposed by common law, applicable to such Person or any of its properties, Assets, officers, directors, employees, consultants or agents (in connection with their activities on behalf of such Person).

         "Business Day" means any day other than a Saturday, Sunday or a day on which banks in Ohio or Massachusetts are authorized or obligated by law or executive order to close.

         "Cadillac Companies" means Sellers and the Stock Companies, any of which may be referred to individually as a "Cadillac Company."

         "Cadillac Name Licenses" means the three licenses, which shall be substantially in the form attached to the Agreement as Exhibit M regarding the continued use of the name "Cadillac" by the Rohm Joint Venture Companies, which shall either be (i) entered into at Closing by the appropriate Buyer and each of the Rohm Joint Venture Companies, or (ii) entered into by M.A. Hanna or the appropriate Seller with each of the Rohm Joint Venture Companies prior to Closing and transferred to, and assumed by, the appropriate Buyer at Closing.

         "Canadian Acquisition Agreement" means a certain asset acquisition agreement to be entered into by and between CP Canada and General Electric Canada Inc. providing for the purchase and sale of the Assets located in Canada.

         "Closing" means the consummation of the purchase and sale of the Assets and the other transactions contemplated by the Agreement.

         "Closing Date" means the date on which the Closing shall occur.

         "Control," when used with reference to a specified Person, means the right or power, through ownership of capital stock, by contract or otherwise, to direct the business affairs of the specified Person.

         "Dayton Lease" means a commercial lease relating to the facility located at 2554 Needmore Road, Dayton, Ohio 45414, containing terms and provisions substantially as set forth in Exhibit N attached to the Agreement, to be entered into at Closing by and between CPG and GE.

         "Dayton Property" means the property to be leased under the Dayton
Lease.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor law, and all regulations, orders and rules issued thereunder.

         "ERISA Affiliate" means, with respect to any identified Person, any other Person which would be treated as a single employer with the identified Person under Section 414 of the Code or Section 4001 of ERISA and any general partnership of which any such identified Person is or has been a general partner.

         "Estimated Net Worth" means the difference between (i) the estimated total assets of the Business as of the close of business on the Closing Date, reduced by (ii) the estimated total liabilities of the Business as of the close of business on the Closing Date, in each case as reflected on the Estimated Closing Balance Sheet.

         "Excluded Employee Obligations" means any direct or indirect liability or obligation of any Stock Company for (i) benefits or payments of any kind to any former employee of such company who was not employed by the company at the Closing Date or who does not report for work and rejoin such Stock Company at any time after the Closing Date, and (ii) any unfunded liability under any statutory or private pension plan or similar employee benefit scheme.

         "Final Net Worth" means the difference between (i) the total assets of the Business as of the close of business on the Closing Date, reduced by (ii) the total liabilities of the Business as of the close of business on the Closing Date, in each case as reflected on the Closing Balance Sheet.

         "Financial Statements" for any Person at a given date means the balance sheet of that Person as of that date, and the related income statement, statement of changes in shareholder's equity, and statement of cash flows for the fiscal period ending on that date.

         "Governmental Authority" means any domestic or foreign, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, commission or tribunal or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

         "Indebtedness for Money Borrowed" means all obligations for borrowed money, including (i) any capital lease obligation, (ii) any obligation of reimbursement, (iii) any guarantee of indebtedness for money borrowed, (iv) any factored receivables, and (vi) checks in transit for payment of any obligation other than trade accounts payable.

         "Initial Net Worth" means Eighty-Five Million Six Hundred Ninety-Seven Thousand U.S. Dollars ($85, 697, 000).

         "Intellectual Property" means any of the following: (i) letters patent or utility models, including applications therefor and all divisions, reissues, continuations, continuations-in-part, renewals, revisions, reexaminations, or extensions relative thereto; (ii) copyrights and all renewals thereof; (iii) trademarks, trade names, service marks, service names, d/b/a/ registrations, Internet URLs, Internet domain names, trade dress, logos, Internet web site graphics, and corporate names, together with all goodwill associated therewith and including, without limitation, all translations, adaptations, combinations and derivations of each of the foregoing; (iv) technology, know-how, processes, methods of doing business on the Internet, trade secrets, inventions (whether or not patentable and whether or not reduced to practice), proprietary data, formulae, research and development data, and confidential information (including, without limitation, manufacturing, development and production techniques, drawings, specifications, designs, proposals and related information); and (v) all registrations and applications for registration for each of the foregoing.

         "knowledge" means: (i) with respect to M.A. Hanna, the actual knowledge of M.S. Duffey, J.J. Prosinski, F.G. Titas, T.E. Lindsey and J.P. Even, in each case actual knowledge includes the knowledge that such person would obtain after having made due inquiry of the persons listed in clause (ii) hereof; (ii) with respect to any Cadillac Company, the actual knowledge of G.M. Buchen, M. McDonald, N. Darin, R. Cirone, M.J. Binnie, L. Ward, C. Parry and M. Jones, in each case actual knowledge includes the knowledge that such person would obtain after having made due inquiry or investigation, and (iii) with respect to Buyers, the actual knowledge of L.J. Bird, J.W. Bixby, J.S. Bornstein, R.J. Herman, Jr. and D.K. Hughes, in each case meaning the actual knowledge of such named individual without any requirement for due inquiry or investigation.

         "Lien" means any mortgage, lien, pledge, charge, security interest, claim, restriction, encumbrance, or ownership interest of any third party.

         "Loss" means any loss, cost, liability, claim, damage or expense, including any related penalties or interest and costs of litigation and reasonable fees and expenses of attorneys, accountants and other experts.

         "Multiemployer Plan" means a multiemployer plan, as defined in Section 3(37) of ERISA, that is maintained, administered or contributed to by M.A. Hanna or any of its ERISA Affiliates.

         "Nominee Shares" means those issued shares of capital stock of, or issued shares in the capital of, any Stock Company which are identified in Part 1(a) of the Disclosure Schedule as being owned, or held as nominee or custodian, by any Person other than M.A. Hanna or one of the Cadillac Companies.

         "Non-Structured Products Resin Distribution Business" means the business of formulating, manufacturing, distributing, selling, marketing, and developing product applications for, neat and compounded plastic resins, additives and related raw material and intermediate products, and services related thereto.

         "Norcross Server" means the computer server which is used by the Business and included among the Assets, but which is located in M.A. Hanna's Norcross, Georgia facility, including any supporting equipment which is dedicated to such server.

         "Permitted Lien" means a Lien for (i) Taxes and assessments which give rise to a Lien but which are not yet due and payable and which are reflected in the Estimated Closing Balance Sheet, (ii) Taxes and assessments which give rise to a Lien and which are due and payable but which are being contested in good faith and for which adequate reserves exist on the Estimated Closing Balance Sheet, (iii) such easements, restrictions, and covenants of record which do not materially adversely affect the marketability of the Real Property or the use of the property to which such Lien attaches in connection with the Business, and (iv) the matters set forth in Part 2(k) of the Disclosure Schedule.

         "Person" means any natural person, general partnership, limited partnership, corporation, joint venture, trust, business trust, limited liability company, cooperative, association or other form of organization.

         "Pre-Closing Liabilities" means any liability, obligation or commitment of any Stock Company existing at Closing, or arising thereafter from events or circumstances occurring or existing prior to Closing, other than (i) trade accounts payable, including bank drafts outstanding relating to trade accounts payable, (ii) any and all liabilities and obligations arising at or after the Closing under the Real Property Leases (except as to any environmental matters, to the extent existing at or prior to the Closing Date, and except those relating to any failure to apply for approval from any applicable Governmental Authority) and the Contracts, (iii) any and all obligations payable at or after the Closing under written warranties for products of the Business, and (iv) any liability of any Stock Company recorded in the accounts identified as accepted by GE in Part (D) of Exhibit C attached to the Agreement, but only if, and to the extent that with respect to each such liability, such liability is reflected in the correct account of the relevant Stock Company and stated in an amount determined in accordance with Applicable GAAP, but in any event not including the Excluded Employee Obligations. Without limiting the generality of the foregoing, the Pre-Closing Liabilities include any liability, obligation or commitment of the Stock Companies (q) under any Tax Sharing or Indemnity Agreement, (r) owed to M.A. Hanna or any of its Non-Cadillac Affiliates; (s) for Taxes of any kind, or related penalties or interest, relating to any period ending at or prior to the Closing Date, other than as set forth in clause (iv), above the extent accrued and reserved against on the books of the Stock Companies but not due and payable as of the Closing Date, (t) for Indebtedness for Money Borrowed, (u) for any remediation or corrective measures, or for any settlement, claim, suit, investigation, action or proceeding, required by or arising from any fact or circumstance (including, without limitation any condition relating to human health, safety or the environment) to the extent that such fact or circumstance was in existence at or prior to the Closing Date, (v) arising from or in connection with any of the Excluded Assets, (w) arising from or in connection with any of the Excluded Employee Obligations, (x) arising from products manufactured, sold or distributed at any time prior to the Closing Date, other than obligations under written warranties, (y) arising from or in connection with any Asset existing on the date hereof which is not specifically reflected in the November Balance Sheet or disclosed in the Asset Schedule or the Disclosure Schedule, other than Assets acquired in the ordinary course of business of the Stock Companies since the Balance Sheet Date, or (z) arising from or in connection with any Asset acquired or created after the date hereof in violation of the terms of this Agreement.

         "Real Property Deed" means a general warranty deed conveying the Real Property from CPG to GE (including, without limitation, all right, title and interest, if any, of CPG in and to any land lying in the bed of any street adjoining or proposed to adjoin the Real Property), duly acknowledged and in recordable form.

         "Regulatory Approvals" means the approval or non-objection of any Governmental Authority, or the lapse or early termination of any applicable waiting period, that may be required or imposed under Applicable Law. Without limiting the generality of the foregoing, for the purposes of the Competition Act (Canada) (the"CA"), receipt of Regulatory Approval shall mean that (i) the applicable time period under Section 123 of the CA shall have expired; (ii) the Commissioner of Competition (the "Commissioner") shall have issued an advance ruling certificate under Section 102 of the CA or, alternatively, the Commissioner or his representative shall have issued a "no action" letter to Buyers (on terms and in a form satisfactory to Buyers) that the Commissioner does not currently intend to make an application under Section 92 of the CA; and (iii) the Commissioner or his representative shall not have withdrawn any such advance ruling certificate or "no action" letter.

         "Richmond Aircraft Products Business" means the business of formulating, manufacturing, distributing, selling, marketing, and developing product applications for, (1) plastic and non-plastic film, sheet, adhesives, fabrics, valves, tubing and related materials that are consumed in the processing of composite materials in various markets, including but not limited to, metal bond, laminations and forming of transparencies, printed circuit board and polymerizing of acrylic, and (2) structural foam and other core materials in various markets, including but not limited to, commercial and military aerospace, audio equipment, architectural, industrial and transportation and services related thereto.

         "Richmond Transition Agreement" means the agreement, substantially in the form attached to the Agreement as Exhibit O, to be entered into at Closing regarding the continued use of certain information technology systems and other transition services by Richmond Aircraft Products Business during the transition period described therein.

         "Rohm Joint Venture Companies" means Cadillac Plastic France S.A., Cadillac Plastic GmbH, and Cadillac Plastic S.A.

         "Sellers' Assets " means the Assets owned by Sellers.

         "Stock " means all of the authorized capital stock, or share capital, of the Stock Companies.

         "Stock Companies" means

         (i) CP Limited;

         (ii) BV Snij-Unie HiFi, a corporation formed and existing under the laws of The Netherlands having its principal place of business at Zoutketen 23, 1601 EX, Enkhuizen, Holland, and a wholly-owned direct subsidiary of CP Limited;

         (iii) Cadillac Pacific;

         (iv) Cadillac Plastics (China) Ltd., a corporation formed and existing under the laws of Hong Kong having its principal place of business at Rm. 1005, 10/F, Chung Fung Ind. Bldg., 23-29 Pak Tin Par St.., Tsuen Wan, N.T., Hong Kong, and a wholly-owned direct subsidiary of Cadillac Pacific;

         (v) Cadillac Plastics International Trading (Shanghai) Co. Ltd., a corporation formed and existing under the laws of the People's Republic of China having its principal place of business at C-2 Tang Ying Villa, No. 3217 Hong Mei Rd., Shanghai, People's Republic of China 201103, and a wholly-owned direct subsidiary of Cadillac Plastics (China) Ltd.;

         (vi) Cadco Graphic Arts Centre Limited, a corporation formed and existing under the laws of Hong Kong having its principal place of business at Rm. 1709, 17/F, Chung Fung Ind. Bldg., 23-29 Pak Tin Par St.. Tsuen Wan, N.T., Hong Kong, and a direct majority-owned subsidiary of Cadillac Plastics (China) Ltd.;

         (vii) Cadillac Plastic (NZ), Ltd., a corporation formed and existing under the laws of New Zealand having its principal place of business at 419 Church St., Penrose, New Zealand, and a wholly-owned direct subsidiary of Cadillac Pacific;

         (viii) Cadillac Plastics (Singapore) Pte Ltd., a corporation formed and existing under the laws of the Republic of Singapore having its principal place of business at 139 Joo Seng Rd., #01-01A/02, ATD Center, Singapore 368362, and a wholly-owned direct subsidiary of Cadillac Pacific;

         (ix) Cadillac Plastics (Malaysia) SDN BHD, a corporation formed and existing under the laws of Malaysia having its principal place of business at Nos. 18 & 20, Jalan TS 6/9, Subang Industrial Park, 47510 Subang Jaya, Selangor Darul Ensan, Malaysia, and a wholly-owned direct subsidiary of Cadillac Plastics (Singapore) Pte Ltd.;

         (x) Cadillac Plastic (Hong Kong) Ltd., a corporation formed and existing under the laws of Hong Kong having its principal place of business at Rm. 1005, 10/F, Chung Fung Ind. Bldg., 23-29 Pak Tin Par St.., Tsuen Wan, N.T., Hong Kong, and a wholly-owned direct subsidiary of Cadillac Pacific;

         (xi) Cadillac Plastic Korea Corporation, a corporation formed and existing under the laws of Korea having its principal place of business at 7F Koami Bldg., 13-31 Yoidi-Dong, Young Dung Po-Ku, Seoul, Korea, and a wholly-owned direct subsidiary of Cadillac Pacific; and

         (xii) CHBP Pty. Limited (ACN 069 453 952) a corporation formed and existing under the laws of New South Wales having its principal place of business at 3 Ladbroke Street, Milperra NSW 2214, and a wholly-owned direct subsidiary of Cadillac Pacific.

Any of the Stock Companies may be referred to individually as a "Stock
Company."

         "Tax" means (i) all taxes or other levies imposed by any Governmental Authority, domestic or foreign, including, without limitation, any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, registration, recording, documentary, conveyancing, gains, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty or other tax or other like assessment, together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority; or (ii) liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group or being a party to any agreement under which liability is determined or taken account with reference to the liability of any other Person; or (iii) liability for the payment of any amounts of the type described in (i) as a result of any express or implied obligation to indemnify any other Person or as a result of being party to any other arrangement or agreement.

         "Tax Purchase Price" means the total of (i) the final Purchase Price determined under Section 4.03(e) of the Agreement, and (ii) the aggregate amount of the Assumed Liabilities set forth in Sections 3.01(a) and 3.01(d) of the Agreement.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Tax Sharing or Indemnity Agreement" means all Tax sharing or Tax indemnity agreements or arrangements, whether or not written, other than those required by law, created or entered into before the Closing and binding on any of the Stock Companies, including without limitation any agreements or arrangements which (i) afford any other Person the benefit of any Tax benefit of any of the Stock Companies; (ii) require any of the Stock Companies to take into account any income, revenues, receipts, gain, or any other Tax attributes of any other Person in determining its Tax liability; or (iii) require any of the Stock Companies to make any payment to or otherwise indemnify any other Person in respect of any Tax.

         "Transaction Documents" means the following instruments and agreements:

         (1) The Real Property Deed;

         (2) The Dayton Lease;

         (3) A Memorandum of Lease relating to the Dayton Lease, duly acknowledged and in recordable form;

         (4) Such bilateral general bills of sale as shall be necessary to convey the Sellers' Assets from Sellers to Buyers;

         (5) Such bilateral contract assignment and assumption agreements as shall be necessary to transfer and assign the Contracts, Real Property Leases and any third-party Intellectual Property licenses from Sellers to Buyers;

         (6) Written assignments and transfers of the owned Cadillac Intellectual Property, and written instruments sufficient for effecting the transfer of registration for all items of the Cadillac Intellectual Property which are registered with the United States Patent and Trademark Office or with the applicable authorities in other relevant jurisdictions;

         (7) Stock transfer powers or other instruments necessary and sufficient to transfer to the designated Buyer, or a nominee designated by Buyers, ownership of the Transferred Stock (including any Nominee Shares included in the Transferred Stock) and all of the Nominee Shares not included in the Transferred Stock;

         (8) The Estimated Closing Balance Sheet;

         (9) The Transition Agreement;

         (10) The Richmond Transition Agreement;

         (11) The Cadillac Name Licenses, unless they shall have been executed by Sellers and the Rohm Joint Venture Companies prior to the Closing Date;

         (12) A written instrument of transfer and assumption regarding ownership of a certain accounts payable bank account with National City Bank, Account No. NCB 106788;

         (13) The Canadian Acquisition Agreement; and

         (14) Such other agreements and instruments as shall be necessary in order to fully effect the consummation of the transactions contemplated hereby and are executed and exchanged by the parties hereto.

         "Transition Agreement" means the agreement, substantially in the form attached to the Agreement as Exhibit P, to be entered into at Closing regarding the transition of the employees of CPG and CP Canada to GE, and the continued use of certain information technology systems by GE during the transition period described therein.

         "U.S. GAAP" means the generally accepted accounting principles applicable to United States Persons, applied consistently with prior periods.

         (b) The following terms are defined in the location set forth opposite such term:

------------------------------------------------------------------------------------------------------------------------------
TERM                                                        DOCUMENT                                 SECTION
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
1999 Financial Statements                                   Representations Exhibit                  2(d)
------------------------------------------------------------------------------------------------------------------------------
ABS Holding                                                 Acquisition Agreement                    Introduction
------------------------------------------------------------------------------------------------------------------------------
Accounts Receivable                                         Acquisition Agreement                    2.01(e)
------------------------------------------------------------------------------------------------------------------------------
Asset Schedule                                              Acquisition Agreement                    2.01(a)
------------------------------------------------------------------------------------------------------------------------------
Assets                                                      Acquisition Agreement                    2.01
------------------------------------------------------------------------------------------------------------------------------
Assumed Liabilities                                         Acquisition Agreement                    3.01
------------------------------------------------------------------------------------------------------------------------------
Balance Sheet Date                                          Representations Exhibit                  2(d)
------------------------------------------------------------------------------------------------------------------------------
Business                                                    Acquisition Agreement                    Recitals
------------------------------------------------------------------------------------------------------------------------------
Buyer                                                       Acquisition Agreement                    Introduction
------------------------------------------------------------------------------------------------------------------------------
Buyers                                                      Acquisition Agreement                    Introduction
------------------------------------------------------------------------------------------------------------------------------
CA                                                          Exhibit A                                Def. of Regulatory
                                                                                                     Approval
------------------------------------------------------------------------------------------------------------------------------
Cadillac India                                              Acquisition Agreement                    2.02
------------------------------------------------------------------------------------------------------------------------------
Cadillac Intellectual Property                              Acquisition Agreement                    2.01(f)
------------------------------------------------------------------------------------------------------------------------------
Cadillac Pacific                                            Acquisition Agreement                    2.01(l)
------------------------------------------------------------------------------------------------------------------------------
Claimant                                                    Acquisition Agreement                    8.01
------------------------------------------------------------------------------------------------------------------------------
Closing Balance Sheet                                       Acquisition Agreement                    4.03(b)
------------------------------------------------------------------------------------------------------------------------------
Code                                                        Acquisition Agreement                    4.04
------------------------------------------------------------------------------------------------------------------------------
Commissioner                                                Exhibit A                                Def. of Regulatory
                                                                                                     Approval
------------------------------------------------------------------------------------------------------------------------------
Confidentiality Agreement                                   Acquisition Agreement                    7.03(b)
------------------------------------------------------------------------------------------------------------------------------
Contracts                                                   Acquisition Agreement                    2.01(h)
------------------------------------------------------------------------------------------------------------------------------
CP Canada                                                   Acquisition Agreement                    Introduction
------------------------------------------------------------------------------------------------------------------------------
CP Korea                                                    Acquisition Agreement                    7.01(a)
------------------------------------------------------------------------------------------------------------------------------
CP Limited                                                  Acquisition Agreement                    2.01(l)
------------------------------------------------------------------------------------------------------------------------------
CPG                                                         Acquisition Agreement                    Introduction
------------------------------------------------------------------------------------------------------------------------------
Disclosure Schedule                                         Representations Exhibit                  1(a)
------------------------------------------------------------------------------------------------------------------------------
DSP                                                         Exhibit G
------------------------------------------------------------------------------------------------------------------------------
DSP Amount                                                  Acquisition Agreement                    4.06
------------------------------------------------------------------------------------------------------------------------------
Employee Matters Exhibit                                    Acquisition Agreement                    7.03(d)
------------------------------------------------------------------------------------------------------------------------------
Employee Plans                                              Representations Exhibit                  2(t)
------------------------------------------------------------------------------------------------------------------------------
Employer Obligations                                        Representations Exhibit                  2(i)
------------------------------------------------------------------------------------------------------------------------------
Environmental Laws                                          Representations Exhibit                  2(v)
------------------------------------------------------------------------------------------------------------------------------
Estimated Closing Balance Sheet                             Acquisition Agreement                    4.02(b)
------------------------------------------------------------------------------------------------------------------------------
Excluded Assets                                             Acquisition Agreement                    2.02
------------------------------------------------------------------------------------------------------------------------------
February Balance Sheet                                      Representations Exhibit                  2(d)
------------------------------------------------------------------------------------------------------------------------------
Final Purchase Price                                        Acquisition Agreement                    10.12
------------------------------------------------------------------------------------------------------------------------------
Fixed Assets                                                Acquisition Agreement                    2.01(c)
------------------------------------------------------------------------------------------------------------------------------
GE                                                          Acquisition Agreement                    Introduction
------------------------------------------------------------------------------------------------------------------------------
Indemnitor                                                  Acquisition Agreement                    8.01
------------------------------------------------------------------------------------------------------------------------------
Independent Accountants                                     Acquisition Agreement                    4.03(d)(i)
------------------------------------------------------------------------------------------------------------------------------
Inventory                                                   Acquisition Agreement                    2.01(d)
------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------
M.A. Hanna                                                  Acquisition Agreement                    Introduction
------------------------------------------------------------------------------------------------------------------------------
Ming On                                                     Representations Exhibit                  2(z)
------------------------------------------------------------------------------------------------------------------------------
Name Change Amendments                                      Acquisition Agreement                    7.01(a)
------------------------------------------------------------------------------------------------------------------------------
Net Book Value                                              Acquisition Agreement                    10.12
------------------------------------------------------------------------------------------------------------------------------
November Balance Sheet                                      Representations Exhibit                  2(d)
------------------------------------------------------------------------------------------------------------------------------
Objection Period                                            Acquisition Agreement                    4.03(c)
------------------------------------------------------------------------------------------------------------------------------
Original Purchase Price                                     Acquisition Agreement                    4.03(e)(i))
------------------------------------------------------------------------------------------------------------------------------
Permits                                                     Representations Exhibit                  2(r)
------------------------------------------------------------------------------------------------------------------------------
Presentation Period                                         Acquisition Agreement                    4.03(d)(ii)
------------------------------------------------------------------------------------------------------------------------------
Purchase Price                                              Acquisition Agreement                    4.01(b)
------------------------------------------------------------------------------------------------------------------------------
R.A. Products                                               Acquisition Agreement                    Introduction
------------------------------------------------------------------------------------------------------------------------------
Real Property                                               Acquisition Agreement                    2.01(a)
------------------------------------------------------------------------------------------------------------------------------
Real Property Leases                                        Acquisition Agreement                    2.01(b)
------------------------------------------------------------------------------------------------------------------------------
Related Party                                               Representations Exhibit                  2(h)
------------------------------------------------------------------------------------------------------------------------------
Representations Exhibit                                     Acquisition Agreement                    5.01
------------------------------------------------------------------------------------------------------------------------------
Representative Office                                       Representations Exhibit                  2(z)
------------------------------------------------------------------------------------------------------------------------------
Seller                                                      Acquisition Agreement                    Introduction
------------------------------------------------------------------------------------------------------------------------------
Sellers                                                     Acquisition Agreement                    Introduction
------------------------------------------------------------------------------------------------------------------------------
Takson                                                      Representations Exhibit                  2(z)
------------------------------------------------------------------------------------------------------------------------------
Transferred Stock                                           Acquisition Agreement                    2.01(l)
------------------------------------------------------------------------------------------------------------------------------


GEP Legal/Trans:LJB
Exhibit A to Bedrock Acquisition K - Definitions

                                                                EXHIBIT D

                         REPRESENTATIONS AND WARRANTIES

         SECTION 1. REPRESENTATIONS AND WARRANTIES OF M.A. HANNA AND SELLERS REGARDING THE STOCK AND THE STOCK COMPANIES. M.A. Hanna and Sellers hereby jointly and severally represent and warrant to Buyers as follows:

         (a) Capitalization. Part 1(a) of the Disclosure Schedule attached hereto as Annex A (the "Disclosure Schedule"), sets forth a complete and accurate description of the capitalization of each Cadillac Company, including
(i) for each class of capital stock, a description of the number of shares authorized, their par value, and any preferential rights or privileges attaching to any class of capital stock other than common stock, and (ii) a listing of all shareholders, with the number of shares beneficially held by each. All of the issued and outstanding shares of Stock have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in Part 1(a) of the Disclosure Schedule, no subscription, option, warrant, call right or other agreement of any character is outstanding or authorized which obligates or may obligate any of the Stock Companies to issue any additional shares of its capital stock or any securities convertible into or evidencing any right to obtain any shares of its capital stock, or to redeem or repurchase any shares of its capital stock from any shareholder. No person is entitled to any preemptive right, right of first refusal or similar right with respect to the issuance of any capital stock by any of the Stock Companies. To the knowledge of M.A. Hanna and the Cadillac Companies, no shareholder of any of the Stock Companies has granted options or other rights to purchase any shares of capital stock of any of the Stock Companies.

         (b) Books and Records. The corporate record books of the Stock Companies are complete and accurate in all material respects, with all necessary signatures, and set forth all meetings and actions taken by the shareholders, directors and statutory auditors of such company, including all actions of any of the foregoing taken at meetings or by written consent and are otherwise in compliance, in all material respects, with all legal requirements applicable thereto. All filings and returns in respect of the corporate records of the Stock Companies have been duly made to the relevant Governmental Authority in compliance, in all material respects, with Applicable Law.

         SECTION 2. REPRESENTATIONS AND WARRANTIES OF M.A. HANNA AND SELLERS REGARDING THE BUSINESS AND THE ASSETS. M.A. Hanna and Sellers hereby jointly and severally represent and warrant to Buyers as follows:

         (a) Legal Existence and Authority. M.A. Hanna and each of the Cadillac Companies is a validly organized and existing corporation under the laws of its jurisdiction of incorporation, and has all requisite power and authority to own, rent, lease and operate its properties, to carry on its business as presently conducted by it, to enter into the Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated thereby. M.A. Hanna is qualified or registered to do business and is in good standing in each jurisdiction in which it is legally required to be so qualified or registered by virtue of the operation of its business or the ownership of its assets, except those jurisdictions where the failure to be so qualified or registered or to be in good standing would not have a material adverse effect on the Business. Each of the Cadillac Companies is qualified or registered to do business and is in good standing in each jurisdiction in which it is legally required to be so qualified or registered by virtue of the operation of its business or the ownership of its assets, except those jurisdictions where the failure to be so qualified or registered or to be in good standing would not have a material adverse effect on the operation of its business or the ownership of its assets. M.A. Hanna and each of the Cadillac Companies which holds any Stock have obtained all necessary approvals for the shareholding structure of the Stock Companies and the ownership of such Stock.

         (b) Due Authorization. The execution and delivery by M.A. Hanna and each Seller of this Acquisition Agreement and the other Transaction Documents to which it is a party, and the performance by them of their respective obligations thereunder, have been duly and validly authorized by all necessary corporate action, including all necessary corporate approvals and all necessary action by their respective stockholders, and the Agreement and such Transaction Documents are, or when executed and delivered will be, the valid and binding obligations of M.A. Hanna and Sellers, enforceable against each of them in accordance with their respective terms, except to the extent that enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting the rights of creditors and subject to general equity principles.

         (c) Non-Contravention. Neither the execution and delivery by M.A. Hanna and each Seller of the Agreement and the Transaction Documents to which it is a party, nor the performance by them of their respective obligations thereunder, will, or with the giving of notice or the lapse of time or both would, (i) conflict with, result in a breach of, or constitute a default under, any provision of the charter, by-laws or other organizational or governing documents of such party or any material contract, indenture, lease, sublease, tenancy, loan agreement, shareholder agreement, stock transfer restriction, Lien or other obligation or liability to which it is a party or by which any of the Assets or the Stock is affected or bound; (ii) violate Applicable Law; or
(iii) result in the creation or imposition of any Lien, other than a Permitted Lien, upon the Assets or the Stock.

         (d) Financial Statements; Books and Records. Sellers have delivered to GE true and complete copies of (i) the audited Financial Statements of Cadillac Pacific (for calendar years 1996, 1997, and 1998) and CP Limited (for calendar years 1996, 1997, 1998 and 1999), each certified by the independent certified public accountants of the issuing company, whose reports thereon are included therein, (ii) the unaudited income statements and balance sheets of CPG and each of the Stock Companies (excluding Cadillac Pacific and CP Limited) for the year ending December 31, 1998, (iii) the unaudited income statements and balance sheets of CPG and each of the Stock Companies for the year ending December 31, 1999 (the "1999 Financial Statements"), (iv) the unaudited balance sheet of the Business as at February 29, 1999 (the "February Balance Sheet") and (v) the unaudited balance sheet of the Business, dated as of November 30, 1999, hereinafter referred to as the "November Balance Sheet," November 30, 1999 being hereinafter referred to as the "Balance Sheet Date." A copy of the

November Balance Sheet is attached hereto as Annex B, and copies of the items listed in clauses (i), (ii), (iii) and (iv) above are attached hereto as Annex
C. Except as set forth in Part 2(d) of the Disclosure Schedule, the November Balance Sheet and all of the items listed in clauses (i), (ii), (iii) and (iv) above have been prepared from the books and records of the Cadillac Companies and fairly present, in all material respects, the assets, liabilities, results of operations and financial condition of the Cadillac Company or Cadillac Companies covered thereby at the respective dates thereof and for the periods therein referred to, all in accordance with Applicable GAAP, consistent with past practice and the accounting principles and procedures described in Part
(A) of Exhibit C to the Agreement, except that (x) the unaudited income statements and balance sheets do not contain notes and are subject to normal recurring year-end audit adjustments, and (y) the November Balance Sheet also reflects the pro forma adjustments described in Part (B) of Exhibit C to the Agreement. All accounts reflected in the November Balance Sheet and the 1999 Financial Statements arose in the ordinary course of business of the Business. The reserves reflected in the November Balance Sheet and the 1999 Financial Statements (not including any reserves for inventory obsolescence, damage or aging, or any reserves for collectability of accounts receivable) are adequate, appropriate and reasonable.

         The financial books and records of the Business are complete and accurate, in all material respects, and fully and accurately reflect the current business activity of the Business in accordance with Applicable GAAP, consistent with past practice and the accounting principles and procedures described in Part (A) of Exhibit C to the Agreement.

         (e) No Material Adverse Change. Since the Balance Sheet Date, (i) the Business has been conducted in the ordinary course, without alteration in anticipation of the transactions contemplated by this Agreement except as set forth in Part 2(e) of the Disclosure Schedule or in Exhibit F to the Agreement, and (ii) there has been no material adverse change in the financial condition, results of operations, business, properties, assets, liabilities or prospects (financial or otherwise) of the Business, nor, to the knowledge of M.A. Hanna or the actual knowledge of G.M. Buchen, M. McDonald, N. Darin, R. Cirone, M.J. Binnie, L. Ward, C. Parry or M. Jones, are any such changes threatened or anticipated through or after the Closing that are reasonably expected to result in a material adverse change to the Business.

         (f) No Undisclosed Liabilities. Except as (i) reflected in the November Balance Sheet or in Part 2(f) of the Disclosure Schedule, or (ii) incurred after the Balance Sheet Date in the ordinary course of business of the Business consistent with past practice and reflected in the Estimated Final Balance Sheet, none of the Cadillac Companies is subject to any material obligation or material liability, whether known or unknown, direct or indirect, accrued, contingent or otherwise, arising out of the Business. For purposes of the foregoing sentence, a "material liability or obligation" shall mean an obligation or liability in an amount equal to or greater than Fifty Thousand U.S. Dollars ($50,000).

         (g) Accounts Receivable. All of the notes and accounts receivable of the Business represent sales actually made or services actually performed in the ordinary course of business of the Business.

         (h) Related-Party Transactions. Part 2(h) of the Disclosure Schedule lists every arrangement, understanding or agreement pursuant to which any Cadillac Company derives any material benefit from, or has any material obligation to, (i) M.A. Hanna, or (ii) any Affiliate of M.A. Hanna which is not a Cadillac Company. Except for the payment of salaries, benefits and customary directors fees to individuals in their capacities as directors, officers or employees of the Cadillac Companies, none of the Cadillac Companies is a party to, derives any material benefit from, or has any material obligation pursuant to, any arrangement, understanding or agreement with any director, officer, employee, or agent of any Cadillac Company or, to the knowledge of M.A. Hanna and the Cadillac Companies, any relative of any such Person (each, a "Related Party").

         (i) Taxes. Each of the Cadillac Companies has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by any of the Cadillac Companies (whether or not shown on any Tax Return) have been paid. Except as set forth in Part 2(i) of the Disclosure Schedule, no Cadillac Company currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made against any Cadillac Company in a jurisdiction where such company does not file Tax Returns that such company is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes on any of the assets of any Cadillac Company (except for Liens for Taxes not yet due and payable). Each Cadillac Company has properly withheld and timely paid over to the proper Governmental Authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party and has complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto in connection with any amounts paid to any employee, independent contractor, creditor, stockholder, or other third party. To the knowledge of M.A. Hanna and the Cadillac Companies, there is no reason to believe that any Governmental Authority might assess any additional Taxes against such company for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax liability of any Stock Company either (i) claimed or raised by any authority in writing, or (ii) as to which such company has knowledge. No Stock Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency. No Stock Company has received a ruling from any Governmental Authority with respect to any current Tax matter and no such request is currently pending. No Stock Company has been a member of an Affiliated Group filing a consolidated federal income Tax Return or has any liability for the Taxes of any person (a) under Treas. Reg. 1.1502-6 (or any similar provision of state, local, or foreign law), (b) as a transferee or successor, (c) by contract, or (d) otherwise. With respect to each Stock Company, the unpaid Taxes of such company do not exceed the reserve for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the books of such company, and (ii) will not exceed such reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of such company in filing its Tax Returns.

         (j) Title to Non-Real Property Assets. Except as disclosed in the November Balance Sheet or in Part 2(j) of the Disclosure Schedule, (i) each of the Cadillac Companies has good and valid title to and possession of all of the non-Real Property Assets used by it in the conduct of the Business, and (ii) each Cadillac Company which owns any issued and outstanding shares of stock in any of the Stock Companies has good and valid title to and possession of such stock, in each case free and clear of all Liens other than Permitted Liens. Sellers will transfer to Buyers good and valid title to all of the non-Real Property Assets owned by Sellers, including the Transferred Stock, free and clear of any and all Liens other than Permitted Liens. Except for the Nominee Shares, all of the outstanding shares of the capital stock of, or shares in the capital of, the Stock Companies (other than the Transferred Stock) are owned by Cadillac Pacific, CP Limited or another of the Stock Companies.

         (k) The Real Property and the Dayton Property. Sellers (i) have, and shall convey to Buyers, good and clear record and marketable title to and possession of the Real Property, and (ii) have good and clear record and marketable title to and possession of the Dayton Property, in each case free and clear of all Liens except the Permitted Liens, including the matters set forth in Part 2(k) of the Disclosure Schedule. The buildings and improvements located on the Real Property and the Dayton Property are in good repair and sound condition, subject to ordinary wear and tear, and are adequate for the conduct of the Business conducted there. Except as noted in Part 2(k) of the Disclosure Schedule, all utilities, facilities, fire protection devices, electrical equipment and other improvements necessary, both legally and practically, for the proper and efficient operation of the Real Property and the Dayton Property are located within the boundaries of the Real Property or the Dayton Property, as the case may be, and do not cross lands of others except over validly created and existing easements appurtenant to the Real Property or the Dayton Property, as the case may be, and there are no encroachments of buildings, structures or improvements located on the Real Property onto adjoining lands nor are there any encroachments onto the Real Property of buildings, structures or other improvements located on adjoining lands. Except as set forth in Part 2(k) of the Disclosure Schedule, (i) there are no unrecorded easements, restrictions, covenants or encumbrances affecting the Real Property, and (ii) the current use of the Real Property and the Dayton Property complies with all Applicable Laws relating to zoning and land use. Legal and practical means of ingress and egress, streets and drainage facilities are available to service the Real Property and the Dayton Property and are adequate for the conduct of the Business as currently conducted. The tax lots for the Real Property and the Dayton Property include only the Real Property or the Dayton Property, as the case may be, and no other real property. Sellers have delivered to GE complete and correct copies of all of the following materials owned by M.A. Hanna or Sellers relating to the Real
Property: (i) title documents and surveys, (ii) environmental, structural and engineering reports, (iii) material reports of inspections conducted by fire marshals, fire insurance underwriters, building inspectors and similar officials, (iv) all citations, and (v) all material correspondence relating to any of the foregoing. No such materials have been disposed of or destroyed by M.A. Hanna or Sellers in the past twelve (12) months, except in accordance with routine document disposal practices

         (l) Condition of the Fixed Assets. The Fixed Assets are in good and operable condition and repair in all material respects, ordinary wear and tear excepted. The Fixed Assets comply in all material respects with Applicable Law, including applicable requirements of the U.S. Occupational Safety and Health Administration, and all other Governmental Authorities concerned with employee health and safety having jurisdiction over such assets. The computer and communications systems, software and infrastructure used in the Business are fully operational in all material respects and are adequate for the conduct of the Business as currently conducted.

         (m) Inventory.  The Inventory exists.

         (n) Intellectual Property. Part 2.01(f) of the Asset Schedule lists each item of Intellectual Property used in or necessary to the Business as currently conducted that is either (i) patented or registered Intellectual Property, including Intellectual Property subject to pending patent applications or other applications for registrations of Intellectual Property, owned or filed by or on behalf of the Cadillac Companies; or (ii) not patented, registered or subject to any application of the type described in clause (i) but, to the knowledge of M.A. Hanna and the Cadillac Companies, owned or used by any of the Cadillac Companies. Unless otherwise indicated in Part 2(n) of the Disclosure Schedule, the Cadillac Companies have good and valid title to, or have the valid and enforceable right to use under a license listed in Part 2(n) of the Disclosure Schedule, all items of Intellectual Property currently used in or necessary to the conduct of the Business. Without limiting the generality of the foregoing, the Cadillac Companies have good and valid title to all trademarks, trade names, service marks, service names, Internet URLs, and Internet domain names used in the Business in all jurisdictions in which the Cadillac Companies conduct business. Part 2(n) of the Disclosure Schedule correctly sets forth a list of all written licenses of any item of Cadillac Intellectual Property granted by any Cadillac Company to any non-Affiliate third party, and all licenses of any item of Intellectual Property granted by others to any Cadillac Company. Except as set forth in Part 2(n) of the Disclosure Schedule, (i) all of such licenses are currently in full force and effect, binding upon the parties thereto, and enforceable against them in accordance with their terms except to the extent that enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting the rights of creditors and subject to general equity principles, (ii) the Cadillac Companies are complying in full in all material respects with the terms and provisions thereof, (iii) to the knowledge of M.A. Hanna and the Cadillac Companies, the other parties to all of such licenses are complying in full in all material respects with the terms and provisions thereof, and (iv) each of the licenses granted to the Cadillac Companies by others will, (y) if transferred to a Buyer at the Closing, inure to the benefit of such Buyer without change in its terms or provisions and without creating a right of termination or cancellation, or (z) if included among the assets of a Stock Company, continue in full force and effect after Closing without change in its terms or provisions and without creating a right of termination or cancellation. Except as set forth in Part 2(n) of the Disclosure Schedule, the use of the Cadillac Intellectual Property in the conduct of the Business does not infringe the rights of any third party. No present or former stockholder, director, officer, employee, agent or Affiliate of M.A. Hanna or any of the Cadillac Companies has any ownership right in any item of Cadillac Intellectual Property.

         (o) Contracts. Parts 2.01(b) and 2.01(h) of the Asset Schedule lists
(i) all material written contracts and agreements, and (ii) to the knowledge of M.A. Hanna and the Cadillac Companies, all material oral contracts and agreements, to which any of the Cadillac Companies is a party and which relate to the Business or bind or affect any of the Assets or the Stock including, without limitation, Real Property Leases, equipment leases, licenses (other than licenses of Intellectual Property treated in paragraph (n), above), sales agreements and purchase agreements. All of the Real Property Leases and all of the Contracts (i) were entered into in the ordinary course of business of the Business, and (ii) are currently in full force and effect, binding upon the parties thereto, and enforceable against them in accordance with their terms except to the extent that enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting the rights of creditors and subject to general equity principles. Except as set forth in Part 2(o) of the Disclosure Schedule, each Cadillac Company which is a party to any of the Real Property Leases or the Contracts is complying in full in all material respects with the terms and provisions thereof and, to the knowledge of M.A. Hanna and the Cadillac Companies, the other parties thereto are complying in full in all material respects with the terms and provisions thereof. Except as disclosed on Part 2(o) of the Disclosure Schedule, each of the Real Property Leases and Contracts will, (i) if transferred to a Buyer at the Closing, inure to the benefit of such Buyer without change in its terms or provisions and without creating a right of termination or cancellation, or (ii) if included among the assets of a Stock Company, continue in full force and effect after Closing without change in its terms or provisions and without creating a right of termination or cancellation. The customers listed in Part 2(o) of the Disclosure Schedule are the only customers of the Business which have written agreements accounting for One Million U.S. Dollars ($1,000,000) or more in annual sales. The Cadillac Companies have not made any commitment to grant any rebates or cash discounts to the customers listed in Part 2(o) of the Disclosure Schedule in connection with any contract or obligation, except as shown in writing on the contract documents. The Cadillac Companies have not made any commitment to grant any rebates or cash discounts to any other customers in connection with any contract or obligation, except in the ordinary course of business of the Business consistent with past practice. To the knowledge of M.A. Hanna and the Cadillac Companies, no customer or supplier of the Business intends to cease doing business with, or to diminish the amount of business that such party currently conducts with, the Business as a result of the execution or performance of the Agreement, and neither M.A. Hanna nor any of the Cadillac Companies has any reason to believe that any such action will result from the consummation of the transactions contemplated thereby.

         (p) Warranties. Other than in the ordinary course of business of the Business consistent with past practice, the Cadillac Companies have given no warranty, express or implied, with respect to any product shipped or service rendered prior to the date hereof, other than (i) the written warranty or warranties set forth in Part 2(p) of the Disclosure Schedule or (ii) warranties automatically deemed to be given under, or required by, Applicable Law.

         (q) Consents of Third Parties. Except for pre-merger clearances that may be required under competition laws and other Regulatory Approvals, the consents, approvals and agreements set forth in Part 2(q) of the Disclosure Schedule constitute all of the material consents, approvals and agreements of any Person which is required to be obtained by M.A. Hanna or any of the Cadillac Companies in connection with the Closing, the conveyance of the Real Property, the transfer and assignment of the Real Property Leases, the transfer of the Transferred Stock and the other Assets, the assignment of the Contracts, the execution and delivery of the Agreement or the Transaction Documents, or the consummation of the transactions contemplated thereby.

         (r) Permits. Each of the Cadillac Companies (i) holds all permits, licenses (or permissions in the nature thereof), registrations with, and consents of, Governmental Authorities (collectively, "Permits") and (ii) has filed all notifications with Governmental Authorities, in each case, that are material and necessary to the conduct of its respective portion of the Business as currently conducted, including, but not limited to, any loan that it has obtained in connection therewith. A list of all material Permits held by the Cadillac Companies is set forth in Part 2.01(i) of the Asset Schedule. Except as noted in Part 2(r) of the Disclosure Schedule, (i) all of such Permits are up to date and in good standing and no fees or charges are currently due with respect thereto, (ii) the Permits held by Sellers are assignable or transferable to Buyers, and (iii) the Permits held by the Stock Companies shall continue in effect after, and shall not be adversely affected by, the Closing.

         (s) Insurance. Copies of all insurance policies currently covering the assets and business of the Stock Companies, and a schedule of all other insurance policies currently covering the Assets and the Business have previously been provided to GE. The Cadillac Companies shall maintain current levels of insurance coverage on the Assets and the Business in full force and effect, at their expense, through the Closing Date.

         (t) Personnel Matters. Part 2(t) of the Disclosure Schedule sets forth a complete and accurate list of all bonus, incentive compensation, profit sharing, stock option, savings, retirement, pension, group insurance, vacation, severance, disability or death benefit or other fringe benefit plans or arrangements pertaining to any employee of the Business or any dependent of any such employee (the "Employee Plans"). All of the Employee Plans have been established, operated and maintained by the Cadillac Companies in compliance with Applicable Law in all material respects, including, without limitation, to the extent applicable, ERISA and the Code. Except as set forth in Part 2(t) of the Disclosure Schedule, the employees of the Business are not now, and during the past two (2) years have not been, subject to any collective bargaining agreement and, to the knowledge of M.A. Hanna and the Cadillac Companies, no attempt has been made, or currently exists, to organize any of such employees into a bargaining unit. There is no labor strike or labor dispute, stoppage or slowdown actually pending, or, to the knowledge of M.A. Hanna and the Cadillac Companies, threatened against or affecting the Business. The Business has not experienced any labor strikes or material labor disputes, slowdowns or stoppages since January 1, 1997. G.M. Button, M. McDonald, N. Darin, R. Cirone, M.J. Binnie, L. Ward, C. Parry and M. Jones constitute all of the officers or members of operating management of the Cadillac Companies who are responsible for the operations and affairs of such companies, and are charged by M.A. Hanna and Sellers with responsibility for the management of all material matters affecting those Companies, including Tax matters.

         (u) Compliance with Law; Payments and Boycotts. In the conduct of the Business, M.A. Hanna and the Cadillac Companies have complied in all material respects with, and have not committed any material violation of, any Applicable Law. M.A. Hanna, the Cadillac Companies, their Affiliates and the respective shareholders, directors, officers, and employees thereof, have not, and, to the knowledge of M.A. Hanna and the Cadillac Companies, no agent working for or on behalf of the Business has, directly or indirectly, (i) given or made, or (ii) agreed to give or make, on behalf of the Business, any illegal political contribution or any

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

illegal commission, payment, gratuity, gift or similar benefit to any customer, supplier, governmental employee or other Person (foreign or domestic) who is or may be in a position to help or hinder the Business or assist the Business in connection with any actual or proposed transaction. In the conduct of the Business, neither M.A. Hanna nor any of the Cadillac Companies has participated, directly or indirectly, in any illegal boycott or similar practice, including any boycott relating to the nation of Israel.

         (v) Environmental, Health and Safety Matters. The following representations and warranties apply only to the activities of M.A. Hanna and the Cadillac Companies in the conduct of the Business and to the properties and assets formerly or currently owned or leased by such parties for use in connection with the Business. Except as set forth in Part 2(v) of the Disclosure Schedule: (i) no notice, notification, demand, request for information, citation, summons, order, complaint, penalty, investigation, action, claim, proceeding or review is pending or, to the knowledge of M.A. Hanna or the Cadillac Companies, threatened against M.A. Hanna or any Cadillac Company by any Governmental Authority or other Person with respect to matters relating to the Business and arising out of any Applicable Law addressing human health, safety or the environment, including those relating to the handling, manufacturing, processing, storage, discharge or disposal of pollutants, wastes, hazardous or toxic substances or oil (hereinafter "Environmental Laws"); (ii) there are no material liabilities in connection with the Business arising under any Environmental Law and there are no facts, conditions, situations or set of circumstances which are reasonably expected to result in or be the basis for any such liability; (iii) no polychlorinated biphenyls, radioactive material, lead or asbestos-containing material is or has been present at, on, under or in any property now or previously owned, leased or operated by M.A. Hanna, any Cadillac Company or the Business in connection with the Business in a concentration, amount or location that would reasonably be expected to trigger any obligation to perform remedial action under Environmental Laws; (iv) no incinerator, sump, surface impoundment, lagoon, landfill, septic, wastewater treatment or other disposal system or underground storage tank (active or abandoned) which is reasonably expected to trigger remedial action obligations under Environmental Laws is on property now or previously owned, leased or operated by M.A. Hanna or any Cadillac Company in connection with the Business; (v) no hazardous or toxic substance regulated under any Environmental Laws has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released at, on, under or from any Real Property or any other property now or previously owned, leased or operated by M.A. Hanna, any Cadillac Company or the Business in connection with the Business in a concentration, amount or location that would trigger any remedial investigation or action obligations under Environmental Laws; (vi) no property now or previously owned, leased or operated by M.A. Hanna, any Cadillac Company or the Business in connection with the Business, nor any property to which hazardous or toxic substances either (A) removed from real property owned, leased or operated by the Business, or (B) resulting from the operations of the Business, have been transported, is listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA, on CERCLIS (as defined in CERCLA) or on any similar federal, state, local or foreign list of sites requiring investigation or cleanup; (vii) all of the operations of the Business are in compliance, in all material respects, with all Environmental Laws and have been, and are, in compliance, in all material respects, with all Permits; such Permits are valid and in full force and effect and, except to the extent set forth in Part 2(r) of the Disclosure


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


Schedule, are transferable and will not be terminated or impaired or become terminable as a result of the transactions contemplated by the Agreement; and
(viii) there has been no environmental investigation, study, audit, test, review or other analysis conducted in relation to any property or facility now or previously owned or leased by M.A. Hanna, any Cadillac Company or the Business in connection with the Business which was owned by M.A. Hanna or the Cadillac Companies but not made available to Buyers for review at least ten
(10) days prior to the date of the Agreement. No such materials have been disposed of or destroyed by M.A. Hanna or Sellers in the past twelve (12) months, except in accordance with routine document disposal practices.

         (w) Litigation; Claims. There is no litigation, arbitration, claim, governmental or other proceeding (formal or informal) or investigation pending or, to the knowledge of M.A. Hanna and the Cadillac Companies, threatened against M.A. Hanna or any of the Cadillac Companies which (i) materially adversely affects or is reasonably likely to materially adversely affect the Assets or the Business or (ii) seeks to enjoin or prohibit any of the transactions contemplated by the Agreement.

         (x) Adequacy of the Assets; No Additional Affiliates. The Assets (together with the services to be provided under the Transition Agreement) constitute all of the assets, rights and privileges used in or necessary to the conduct of the Business as currently conducted, including, without limitation, all computer and communications systems, software and infrastructure necessary for the Business to operate as it is currently conducted without reliance on M.A. Hanna or any non-Cadillac Affiliate of M.A. Hanna, except that the communications software resident on the Norcross Server will be available to Buyers only during the term of the Transition Agreement, and will need to be replaced thereafter by Buyers. All of such assets, rights and privileges shall be acquired by Buyers as part of the Business at the Closing. The Business has been conducted solely by the Cadillac Companies, and not through any other Person. Without limiting the generality of the foregoing, no part of the Business is, or, during the past three (3) years, has been, conducted by or through L.E. Carpenter & Company.

         (y) No Broker. No agent, broker, or other Person acting on behalf of M.A. Hanna or any of the Cadillac Companies or under their authority is or will be entitled to a financial advisory fee, brokerage commission, finder's fee or like payment in connection with the origination, negotiation or execution of the Agreement or the consummation of the transactions contemplated thereby.

         (z) Operations in Vietnam. The following representations and warranties relate to the representative office maintained by Cadillac Pacific in Vietnam (the "Representative Office"): (i) The Representative Office has acted as the representative office of Cadillac Pacific and has not acted in any way which could be construed as acting as the representative office for any other company, whether M.A. Hanna, one of the Cadillac Companies or otherwise,
(ii) ultimate management control of the Representative Office lies with Cadillac Pacific, (iii) to the extent that the Representative Office reports to, or receives funding from, Cadillac Plastics (Singapore) Pte Ltd., this does not derogate from the Representative Office's control by Cadillac Pacific, (iv) the Representative Office has not undertaken any activities which could be construed as doing business, (v) neither Ming On Ltd. ("Ming On") nor any of its subsidiaries maintains a representative office in Vietnam, but Ming On has a licensed presence in Vietnam, (vi) neither Takson Investment Ltd. ("Takson") nor any of its subsidiaries has a licensed presence in Vietnam, (vii) there is no joint venture arrangement between any Cadillac Company and Ming On or Takson, and (viii) any funding or profit arrangements engaged in by Ming On or Takson and any Cadillac Company are carried out wholly outside of Vietnam and could not be deemed to be contrary to Applicable Law in Vietnam.

         (aa) Disclosure. To the knowledge of M.A. Hanna and Sellers, none of the representations and warranties made by M.A. Hanna and Sellers in the Agreement (including, without limitation, this Exhibit), any Transaction Document or in any certificate or instrument to be delivered by them in connection with the purchase and sale of the Assets and the Business contains, or will contain, any untrue statement of a material fact, or omits, or will omit, to state a material fact necessary to make any statement of fact contained therein not misleading.

         SECTION 3. REPRESENTATIONS AND WARRANTIES OF BUYERS. Buyers hereby jointly and severally represent and warrant to M.A. Hanna and Sellers as follows:

         (a) Legal Existence and Authority. Each Buyer is a validly organized and existing corporation under the laws of its jurisdiction of incorporation, and has all requisite power and authority to own, rent, lease and operate its properties, to carry on its business as presently conducted by it, to enter into the Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated thereby. GE is qualified to do business as a foreign corporation in the States of Michigan and Ohio.

         (b) Due Authorization. The execution and delivery by each Buyer of this Acquisition Agreement and the other Transaction Documents to which it is a party, and the performance by them of their respective obligations thereunder, have been duly and validly authorized by all necessary corporate action, including all necessary corporate approvals and all necessary action by their respective stockholders, and the Agreement and such Transaction Documents are or, when executed and delivered, will be the valid and binding obligations of Buyers, enforceable against each of them in accordance with their respective terms, except to the extent that enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting the rights of creditors and subject to general equity principles.

         (c) Non-Contravention. Neither the execution and delivery by Buyers of the Agreement and the Transaction Documents, nor the performance by them of their respective obligations thereunder, will, or with the giving of notice or the lapse of time or both would, (i) conflict with, result in a breach of, or constitute a default under, any provision of the charter, by-laws or other organizational or governing documents of such party or any material contract, indenture, lease, sublease, tenancy, loan agreement, shareholder agreement, stock transfer restriction, Lien or other obligation or liability to which it is a party; or (ii) violate Applicable Law.

         (d) Consents of Third Parties. Except for pre-merger clearances and similar approvals that may be required from Governmental Authorities charged with the enforcement of competition laws, no material consent, approval or agreement of any Person, party, or Governmental Authority is required to be obtained by Buyers in connection with the conveyance of the Real Property, the transfer of the Transferred Stock and the other Assets, the assignment of the Contracts, the execution and delivery of the Agreement or the Transaction Documents, or the consummation of the transactions contemplated thereby.

         (e) Litigation; Claims. There is no litigation, arbitration, claim, governmental or other proceeding (formal or informal) or investigation pending or, to the knowledge of Buyers, threatened against either Buyer which seeks to enjoin or prohibit any of the transactions contemplated by the Agreement.

         (f) No Broker. No agent, broker or other Person acting on behalf of Buyers or under their authority is or will be entitled to a financial advisory fee, brokerage commission, finder's fee or like payment in connection with the origination, negotiation or execution of the Agreement or the consummation of the transactions contemplated thereby.

         (g) Known Inaccuracies or Breaches. To Buyers' knowledge, Buyers are not aware of any fact or condition that constitutes an inaccuracy in, or breach of, any representation or warranty of M.A. Hanna and Sellers contained in this Agreement or any Transaction Document that is sufficient to cause Buyers to bring a claim for indemnity against M.A. Hanna or any Seller pursuant to
Section 8.02 hereof, or otherwise, following the Closing.

         (h) Disclosure. To Buyers' knowledge, none of the representations and warranties made by Buyers in the Agreement (including, without limitation, this Exhibit), any Transaction Document or in any certificate or instrument to be delivered by them in connection with the purchase and sale of the Assets and the Business contains, or will contain, any untrue statement of a material fact, or omits, or will omit, to state a material fact necessary to make any statement of fact contained therein not misleading.


GEP Legal/Trans:LJB
Exhibit D  to Bedrock Acquisition K - Representations and Warranties




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